SCHEDULE 14A INFORMATION

(Rule 14a-101)

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF

THE SECURITIES EXCHANGE ACT OF 1934

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☐	Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

PROVIDE COMMERCE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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October 14, 2004

Dear Stockholder:

This letter accompanies the Notice of Annual Meeting of Stockholders and related Proxy Statement for the meeting to be held on Thursday, November 18, 2004 at 8:00 a.m. local time at our executive offices located at 5005 Wateridge Vista Drive, San Diego, California 92121. We hope you will attend in person.

At the meeting, the stockholders will be asked to elect nine directors to our board of directors and to ratify the selection of our independent registered public accounting firm.

Following the meeting, we will also present a report on our operations and activities. Management will be pleased to answer your questions about Provide Commerce.

The Notice of Annual Meeting of Stockholders and related Proxy Statement accompanying this letter describe the matters upon which stockholders will vote at the upcoming meeting, and we urge you to read these materials carefully.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, WE URGE YOU TO SIGN AND RETURN YOUR PROXY CARD SO WE CAN BE SURE OF A QUORUM TO VOTE ON THESE PROPOSALS FOR STOCKHOLDER ACTION. If you attend the meeting, you may revoke your proxy and vote in person, if you so desire.

Sincerely,

William Strauss
Chief Executive Officer and Director

PROVIDE COMMERCE, INC.

5005 Wateridge Vista Drive

San Diego, California 92121

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON NOVEMBER 18, 2004

TO THE STOCKHOLDERS OF PROVIDE COMMERCE, INC.:

The annual meeting of the stockholders of Provide Commerce, Inc. will be held on November 18, 2004 at 8:00 a.m. at our executive offices located at 5005 Wateridge Vista Drive, San Diego, California 92121, for the following purposes:

•	to elect nine directors of Provide Commerce;

•	to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2005; and

•	to transact such other business as may be properly brought before the meeting or any adjournment thereof.

Stockholders of record at the close of business on September 30, 2004 are entitled to notice of and to vote at our annual meeting and at any adjournment or postponement thereof.

Accompanying this notice is a proxy card. Whether or not you expect to be at our annual meeting, please complete, sign and date the enclosed proxy card and return it promptly. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose.

In addition to granting a proxy to vote by mail, you have two alternative methods of granting a proxy to vote. If you are a registered stockholder you may vote by telephone, or electronically through the Internet, by following the instructions included with the proxy card. If your shares are held in “street name,” please check the proxy card or contact your broker or nominee to determine whether you will be able to vote by telephone or electronically.

If you plan to attend our annual meeting and wish to vote your shares personally, you may do so at any time before your proxy is voted. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

All stockholders are cordially invited to attend the meeting.

BY ORDER OF THE BOARD OF DIRECTORS,

Blake T. Bilstad
Senior Vice President, General Counsel and Secretary

San Diego, California

October 14, 2004

PROVIDE COMMERCE, INC.

5005 Wateridge Vista Drive

San Diego, California 92121

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON NOVEMBER 18, 2004

ABOUT THE ANNUAL MEETING

What is the purpose of the annual meeting?

At our 2004 Annual Meeting of Stockholders, stockholders will act upon:

•	the election of nine directors;

•	the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2005; and

•	any other business as may be properly brought before the meeting.

In addition, our management will report on our performance and respond to questions from stockholders.

Why am I receiving these materials?

We sent you this proxy statement and the enclosed proxy card because the board of directors of Provide Commerce, Inc. is soliciting your proxy to vote at the 2004 Annual Meeting of Stockholders. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions on the proxy card with regard to telephone or Internet voting.

We intend to mail this proxy statement and accompanying proxy card on or about October 14, 2004 to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on September 30, 2004 will be entitled to vote at the annual meeting. On this record date, there were 11,876,090 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on September 30, 2004 your shares were registered directly in your name with our transfer agent, EquiServe Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on September 30, 2004 your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

How do I vote?

You may either vote “For” the nominees to the board of directors or you may abstain from voting for the nominees. You may vote “For” or “Against” or abstain from voting for the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2005. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us directly. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

Can I vote by telephone or electronically?

If you are a registered stockholder you may vote by telephone, or electronically through the Internet, by following the instructions included with your proxy card. If your shares are held in “street name,” please check your proxy card or contact your broker or nominee to determine whether you will be able to vote by telephone or electronically. The deadline for voting by telephone or electronically is 11:59 p.m., Eastern time, on November 17, 2004, or such earlier time as may be determined by your broker or nominee.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of September 30, 2004.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of each of the nominees for director and “For” the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2005. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. You may revoke your proxy in any one of three ways:

•	you may submit another properly completed proxy card with a later date;

•	you may send a written notice that you are revoking your proxy to our Secretary at Provide Commerce’s principal executive offices, 5005 Wateridge Vista Drive, San Diego, California 92121; or

•	you may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and (with respect to proposals other than the election of directors) “Against” votes, abstentions and broker non-votes. Abstentions will be counted toward the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted toward the vote total for any proposal.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, including Proposals 1 and 2, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under applicable rules on which your broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary items, if any, for which you do not give your broker instructions, the shares will be treated as broker non-votes.

How many votes are needed to approve each proposal?

•	For Proposal 1, the election of directors, the nine nominees receiving the highest number of affirmative votes of the shares present and entitled to vote either in person or by proxy will be elected to the board of directors. Broker non-votes will have no effect, and votes withheld from any director are counted for purposes of determining the presence or absence of a quorum, but have no other legal effect under Delaware law.

•	For Proposal 2, the proposal to ratify Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2005, approval will require a “For” vote from the majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by stockholders present at the meeting or by proxy. On the record date, September 30, 2004, there were 11,876,090 shares outstanding and entitled to vote; 5,938,046 shares present at the meeting or by proxy will constitute a quorum.

Your shares will be counted toward the quorum only if you submit a valid proxy vote or vote at the meeting. Abstentions and broker non-votes will be counted toward the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

What are the board of directors’ recommendations?

Our board of directors’ recommendation is set forth together with the description of each item in this proxy statement. In summary, our board recommends a vote:

•	FOR election of the nominated slate of directors (see “Proposal 1”); and

•	FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2005 (see “Proposal 2”).

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in our quarterly report on Form 10-Q for the second quarter of fiscal 2005.

When are stockholder proposals due for next year’s annual meeting?

Under the present rules of the SEC, to be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by June 16, 2005, which is 120 days prior to the first anniversary of the mailing date of this proxy statement, to Provide Commerce’s Secretary at 5005 Wateridge Vista Drive, San Diego, California 92121. Under our restated bylaws, stockholders wishing to submit proposals or director nominations for our 2005 annual meeting of stockholders must do so no later than July 21, 2005, which is 120 days prior to first anniversary of our 2004 annual meeting date, unless the date of the 2005 annual meeting of stockholders is more than 30 days before or after the one-year anniversary of the 2004 annual meeting. If the stockholder fails to give notice by this date, then the persons named as proxies in the proxies solicited by our board of directors for the 2005 annual meeting may exercise discretionary voting power regarding any such proposal. Stockholders are also advised to review our restated bylaws, which contain additional advance notice requirements, including requirements with respect to advance notice of stockholder proposals and director nominations.

PROPOSAL 1

ELECTION OF DIRECTORS

Our board of directors is presently composed of nine members. The directors elected at the annual meeting will serve until the 2005 annual meeting of stockholders and until their successors are elected and have been qualified, or until their earlier death, resignation or removal. Our restated bylaws provide that the authorized number of directors, which is currently nine, may be changed only by a resolution adopted by at least a majority of our directors then in office or by holders of at least a majority of our outstanding shares represented at our annual meeting of stockholders. Any additional directorships resulting from an increase in the number of directors may only be filled by our board of directors.

Proxies may only be voted for the number of nominees named below, and may not be voted for a greater number of persons.

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominee named below. In the event that the nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose.

Who are the nominees for election to the board of directors?

The information set forth below as to the nominees for director has been furnished to us by the nominees:

Name	Age	Present Position with the Company
Joel T. Citron	42	Chairman of the Board of Directors
David E. R. Dangoor	55	Director
Joseph P. Kennedy	52	Director
Arthur B. Laffer, Ph.D.	64	Director
Peter J. McLaughlin	66	Director
James M. Myers	46	Director
Jordanna Schutz	24	Director
Marilyn R. Seymann, Ph.D.	61	Director
William Strauss	46	Chief Executive Officer, Assistant Secretary and Director

Joel T. Citron has served as a member of our board of directors since May 2000. Mr. Citron has served as chairman of our board of directors since October 2001. Since October 2002, Mr. Citron has served as president and chief executive officer of Jovian Holdings, Inc. From 1998 to 2001, Mr. Citron was director, vice chairman, president and chief executive officer of Mastec Inc., a publicly traded end-to-end communications and energy infrastructure service provider. From 1992 to 1998, Mr. Citron was chairman and chief executive officer of Proventus Inc., the U.S. subsidiary of Proventus AB, a large investment holding company. From 1996 to 1998, Mr. Citron was chairman of American Information Systems, Inc., a network implementation and Internet software development company co-founded by Mr. Jared Schutz Polis, our founder. Mr. Citron currently serves as chairman of the board of directors of OXiGENE, Inc., a publicly traded bio-tech company. Mr. Citron holds an M.A. in Economics and a B.S. in business administration from the University of Southern California.

David E. R. Dangoor joined our board of directors in September 2003 and currently serves as the chairman of our compensation committee. Prior to his retirement in August 2002, Mr. Dangoor served as executive vice president for Philip Morris International Inc., a position he held from 1992. He also served in a variety of senior management roles with Philip Morris U.S.A. and Philip Morris International Inc. from 1977 through 1992. He is currently a principal of an international marketing consulting company of which Philip Morris International S.A. is a client. Mr. Dangoor is a member of the board of directors of the New York City Ballet, Inc., a non-profit organization. He is also a director of the board of the International Sephardic Education Foundation, a non-profit organization, and is the president of the American Sephardi Federation, a non-profit organization. Mr. Dangoor currently serves on the board of directors of BioGaia AB, a Swedish public biotechnology company. Mr. Dangoor holds the equivalent of an M.B.A. from Stockholm School of Economics.

Joseph P. Kennedy has served as a member of our board of directors since May 2000 and currently serves as the chairman of our nominating committee. Mr. Kennedy is a former U.S. congressman and House Banking Committee member and Subcommittee chairman. Since January 1998, Mr. Kennedy has served as the chairman and president of Citizens Energy Corporation, a non-profit company supporting a wide array of social and charitable programs in the U.S. and abroad. Mr. Kennedy holds a B.A. in public service from the University of Massachusetts Amherst.

Arthur B. Laffer, Ph.D. has served as a member of our board of directors since December 1998. Dr. Laffer has been chairman of Laffer Associates, an economic research and financial consulting firm, since 1979; chief executive officer of Laffer Advisors Inc., a broker-dealer, since 1981; and chief executive officer of Laffer Investments, an investment management firm, since 1999. Dr. Laffer is a director of Jovian Holdings, Inc. and presently serves on the boards of directors of the following publicly traded companies: PETCO Animal Supplies, Inc., Nicholas Applegate Growth Equity Fund, OXiGENE, Inc., MPS Group, Inc. and Veolia Environnement. Dr. Laffer is a 1963 graduate of Yale University. Dr. Laffer received his M.B.A. in 1965 and his Ph.D. in economics in 1972, each from Stanford University.

Peter J. McLaughlin joined our board of directors in September 2003. Mr. McLaughlin is currently the associate director of principal gifts for Boston College, a position he has held since September 2002. From September 1999 through August 2002, he was the managing director of Bernheimer Associates, a merger and acquisition firm concentrating on representing companies for sale in the direct marketing and direct mail businesses. From March 1996 through August 1999, he served as the executive vice president of corporate development for Vestcom International, a document management business. Mr. McLaughlin has served in a number of other senior management positions with various companies, including senior vice president of First Image Management Company, chief executive officer of Micrographics Systems, and president and chief executive officer of Alves Photo. Mr. McLaughlin received an M.B.A. from Northeastern University and an A.B. in economics from Boston College.

James M. Myers joined our board of directors in November 2003 and currently services as the chairman of our audit and corporate governance committee. Mr. Myers is currently the chief executive officer of PETCO Animal Supplies, Inc., a publicly traded company which he joined in May 1990. Mr. Myers became chief executive officer of PETCO in March 2004. From 1998 to 2004, Mr. Myers served as executive vice president and chief financial officer of PETCO. From 1996 to 1998, Mr. Myers served as senior vice president, finance and before that as vice president, finance and as vice president and controller of PETCO. From 1980 to 1990, Mr. Myers held various positions at the accounting firm of KPMG LLP, including senior audit manager. Mr. Myers also presently serves on the board of directors of PETCO. Mr. Myers is a certified public accountant and received an accounting degree from John Carroll University.

Jordanna Schutz joined our board of directors in September 2003. From May 1999 through December 1999, Ms. Schutz served as director of development of Bluemountain.com, an Internet electronic greeting card website. Bluemountain.com was sold to Excite@Home in December 1999. Ms. Schutz was a full-time student at Harvard University from September 1998 until June 2003, other than the time she spent at Bluemountain.com. While a student at Harvard, she pursued physical chemistry research in the area of nanotechnology and served on the student executive council of the Technology and Entrepreneurship Center at Harvard. Ms. Schutz serves on the board of directors of Jovian Holdings, Inc. She received a B.A. in physics and math from Harvard in 2003.

Marilyn R. Seymann, Ph.D. joined our board of directors in October 2004. Dr. Seymann is currently President and Chief Executive Officer of M One, Inc., a management and governance consulting firm. She has been with M One since 1991. She is a director of EOS International, a direct selling company, and presently serves on the boards of directors of the following publicly traded companies: Maximus, Inc., a government services company; Beverly Enterprises, Inc., a health care company; Community First Bankshares, Inc., a regional banking company; and NorthWestern Corporation, a utility company. Dr. Seymann holds a Ph.D. from California Western University, an M.A. from Columbia University and a B.A. from Brandeis University.

William Strauss joined us in April 1998 as president and chief operating officer. Mr. Strauss was promoted to chief executive officer in November 1999 and was elected a member of our board of directors in December 1998. In October 2001, Mr. Strauss became our assistant secretary. Prior to joining us, Mr. Strauss was part of the senior management team at ChipSoft, Inc., the makers of TurboTax, which was acquired by Intuit, Inc. in 1993. In the early 1990s, Mr. Strauss was vice president of operations for Hanover Direct, a large catalog company. Mr. Strauss holds a B.A. in accounting from Syracuse University.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” THE ABOVE NOMINEES

Are a majority of the members of the board independent under Nasdaq Stock Market listing standards?

A majority of the members of our board of directors meet the definition of “independent director” under the Nasdaq Stock Market qualification standards. After review of all relevant transactions or relationships between each director, or any of his or her family members, and our company, its senior management and its independent auditors, the board of directors affirmatively has determined that all of our directors are independent directors within the meaning of the applicable Nasdaq listing standards except for Mr. Strauss, who is our chief executive officer, Mr. Citron, who is our chairman of the board and serves on the board of directors of Jovian Holdings, Inc., Dr. Laffer, who serves on the board of directors of Jovian Holdings, and Ms. Schutz, who serves on the board of directors of Jovian Holdings. Jovian Holdings is the investment advisory and decision making entity for our stockholders JPS International LLC and Internet Floral Concepts, L.P. and for the shares of our capital stock held by Mr. Polis. Jovian Holdings is a wholly owned subsidiary of JPS International LLC.

As required under the Nasdaq Stock Market listing standards, our independent directors will meet in regularly scheduled executive sessions at which only independent directors are present. Persons interested in communicating with our independent directors may address correspondence to a particular director, or to the independent directors generally, in care of Provide Commerce, Inc., 5005 Wateridge Vista Drive, San Diego, California 92121. If no particular director is named, letters will be forwarded, depending on the subject matter, to the chair of the audit and corporate governance committee, compensation committee or nominating committee.

How often did the board meet during fiscal 2004?

Our board of directors held a total of 11 meetings, including telephonic meetings, during fiscal 2004. No director attended fewer than 75% of the aggregate of the total number of meetings of our board of directors and the total number of meetings held by all committees of our board of directors on which the director served. In addition, the board of directors took action by written consent on one occasion during fiscal 2004.

What are the committees of the board and which directors are on those committees?

The following table provides membership and meeting information for fiscal 2004 for the board of directors’ audit and corporate governance committee, compensation committee, nominating committee and executive committee:

Committee
Director	Audit and Corporate Governance	Compensation	Nominating	Executive
William Strauss				X
Joel T. Citron				X
David E. R. Dangoor	X	X (Chair)	X
Joseph P. Kennedy			X (Chair)
Arthur B. Laffer, Ph.D.				X
Peter J. McLaughlin	X	X
James M. Myers	X (Chair)
Jordanna Schutz

Marilyn Seymann was appointed to our board of directors on October 5, 2004, does not currently serve on any committees, and did not serve on our board or any committee during fiscal 2004.

Below is a description of each committee referred to above. Our board of directors has determined that each member of each of our audit and corporate governance committee, compensation committee and nominating committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to Provide Commerce.

Audit and Corporate Governance Committee. The audit and corporate governance committee is a standing committee of, and operates under a written charter adopted by, our board of directors. A copy of the charter for the audit and corporate governance committee is included as ANNEX A to this proxy statement. The audit and corporate governance committee reviews and monitors our financial statements and accounting practices, appoints, determines funding for, and oversees our independent auditors, reviews the results and scope of the audit and other services provided by our independent auditors, and reviews and evaluates our audit and control functions. The audit and corporate governance committee also assists the board of directors in developing and recommending to our board corporate governance guidelines and by providing oversight with respect to corporate governance and ethical conduct.

The audit and corporate governance committee consists of Messrs. Myers (chairman), Dangoor and McLaughlin, each of whom are independent directors under the Nasdaq Stock Market qualification standards. Prior to Mr. Myers’ appointment by the board of directors as chairman of the committee in April 2004, Mr. McLaughlin served as chairman of the committee. Mr. Myers is our audit committee financial expert under SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002. The audit and corporate governance committee held a total of four meetings, including telephonic meetings, during fiscal 2004. In addition, the audit and corporate governance committee took action by written consent on one occasion during fiscal 2004.

Compensation Committee. The compensation committee makes decisions and recommendations regarding salaries, bonuses, benefits and incentive compensation for our directors and executive officers and administers our incentive compensation and benefit plans, including our 2003 Stock Incentive Plan and our 2003 Employee Stock Purchase Plan. The compensation committee consists of Messrs. Dangoor (chairman) and McLaughlin, each of whom are independent directors under the Nasdaq Stock Market qualification standards. The compensation committee held a total of five meetings, including telephonic meetings, during fiscal 2004. In addition, the compensation committee took action by written consent on one occasion during fiscal 2004.

Nominating Committee. The nominating committee assists the board of directors in fulfilling its responsibilities by:

•	identifying and approving individuals qualified to serve as members of our board of directors;

•	selecting director nominees for our annual meetings of stockholders; and

•	evaluating our board’s performance.

The nominating committee consists of Messrs. Kennedy (chairman) and Dangoor, each of whom are independent directors under the Nasdaq Stock Market qualification standards. The nominating committee is governed by a written charter approved by our board of directors, a copy of which is included as ANNEX B to this proxy statement. The nominating committee held a total of one meeting during fiscal 2004. In addition, the nominating committee took action by written consent on one occasion during fiscal 2004.

Executive Committee. The executive committee assists our board of directors in the management of our business and affairs with the powers and authority of our board of directors as directed by our board. During fiscal 2004, the executive committee consisted of Messrs. Citron and Strauss and Dr. Laffer. The executive committee did not meet or take action by written consent during fiscal 2004.

Other Committees. Our board of directors may establish other committees as it deems necessary or appropriate from time to time.

What is our director nomination process?

Director Qualifications. The nominating committee’s goal is to assemble a board of directors that brings to our company a variety of perspectives and skills derived from high quality business and professional experience. In evaluating director nominees, the nominating committee considers the following factors:

•	personal and professional integrity, ethics and values;

•	diversity of expertise and experience in substantive matters pertaining to our business relative to other board members; and

•	practical and mature business judgment.

There are no stated minimum criteria for director nominees. The nominating committee may also consider such other facts as it may deem are in the best interests of our company and our stockholders. The nominating committee does, however, believe it appropriate for at least one member of our board of directors to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that a majority of the members of our board of directors be independent directors under the Nasdaq Stock Market qualification standards. At this time, the nominating committee also believes it appropriate for our chief executive officer to serve as a member of our board of directors.

Identification and Evaluation of Nominees for Directors. The nominating committee identifies nominees for director by first evaluating the current members of the board of directors willing to continue in service. Current members with qualifications and skills that are consistent with the nominating committee’s criteria for board of directors service and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the board of directors with that of obtaining a new perspective. If any member of the board of directors does not wish to continue in service or if the board of directors decides not to re-nominate a member for re-election, the nominating committee identifies the desired skills and experience of a new nominee in light of the criteria above. The nominating committee generally polls the board of directors and members of management for their recommendations, which recommendations included Dr. Seymann. The nominating committee may also seek input from industry experts or analysts. The nominating committee reviews the qualifications, experience and background of the candidates. Final candidates are then interviewed by various members of our board of directors as well as executive management. In making its determinations, the nominating committee evaluates each individual in the context of our board of directors as a whole, with the objective of assembling a group that can best perpetuate our success and represent stockholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the nominating committee makes its recommendation to the board of directors. Historically, the nominating committee has not relied on third-party search firms to identify board of director candidates. The nominating committee may in the future choose to do so in those situations where particular qualifications are required or where existing contacts are not sufficient to identify an appropriate candidate.

We have not received director candidate recommendations for the annual meeting from our stockholders and do not have a formal policy regarding consideration of such recommendations. However, any recommendations received from stockholders will be evaluated in the same manner that potential nominees suggested by board members, management or other parties are evaluated.

What is our process for stockholder communications with the board of directors?

Historically, we have not adopted a formal process for stockholder communications with the board of directors. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the board of directors or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. We believe our responsiveness to stockholder communications to the board of directors has been excellent. However, during the upcoming year the audit and corporate governance committee will give full consideration to the adoption of a formal process for stockholder communications with the board of directors and, if adopted, publish it promptly and post it to our website.

What is our policy regarding board member attendance at the annual meeting?

It is our policy to invite, but not require, the members of our board of directors to attend the annual meeting. We completed our initial public offering in December 2003 and did not hold an annual meeting in fiscal 2004.

How are directors compensated?

We currently pay Mr. Citron, the chairman of our board of directors, a monthly retainer and fixed reimbursement compensation of $11,000 to serve as the chairman of our board of directors, which includes all expenses incurred by Mr. Citron on our behalf except for airfare, transportation and hotels for which we separately reimburse Mr. Citron. In April 2003, we agreed to pay Mr. Kennedy and Dr. Laffer each an annual retainer of $25,000 to serve as directors for the fiscal year 2004.

We pay our non-employee board members the following fees related to their service on our board of directors, assuming they attend at least 75% of the meetings of our board of directors or the committees on which they are members:

•	annual retainer of $25,000;

•	per committee meeting $1,000; and

•	annual retainer for serving as board committee chairman of $5,000.

In the event that a non-employee board member attends less than 75% of such meetings, the board member would receive 50% of the cash compensation he or she would otherwise receive. Mr. Citron has indicated that he will decline these payments.

We also promptly reimburse our non-employee directors for reasonable expenses incurred to attend meetings of our board of directors or its committees.

We do not currently pay our employee director, William Strauss, cash compensation for his service as a member of our board of directors, but we do reimburse him for the reasonable expenses of attending meetings of the board of directors or committees.

Under our 2003 Stock Incentive Plan, in December 2003, we granted an option to purchase 10,000 shares of our common stock to each of Messrs. Citron, Dangoor, Kennedy, McLaughlin and Myers, Dr. Laffer and Ms. Schutz. In addition, we will grant an option to purchase 10,000 shares of our common stock to each person who first becomes a non-employee member of our board of directors on the date that person joins our board of directors, provided that person has not previously been employed by us or any parent or subsidiary corporation. Dr. Seymann was granted such an option upon her appointment to our board of directors in October 2004. Finally, on the date of each annual stockholders’ meeting, beginning with the 2004 Annual Meeting of Stockholders that is the subject of this proxy statement, we will grant each non-employee member of our board of directors an option to purchase 2,500 shares of common stock, provided such individual has served as a non-employee member of the board of directors for at least six months.

In addition, to the extent that we elect to provide additional incentive to our board of directors, we may provide each non-employee board member with the opportunity to apply all or a portion of fees for board service to the acquisition of a below-market option grant. The option grant would automatically be made on the first trading day in January in the year for which the fee would otherwise be payable in cash. The number of shares subject to the option will be determined by dividing the reduction amount by two-thirds of the fair market value per share on the grant date. The exercise price per share will be equal to one-third of that fair market value. As a result, the difference between the fair market value of the option shares on the grant date and the aggregate exercise price payable for those shares will be equal to the amount of fees invested in that option.

Mr. Citron will receive a retirement benefit under our Supplemental Executive Retirement Plan of $232,448 payable annually over 20 years commencing upon retirement. Please see “Executive Compensation—Equity Compensation Plans and Other Benefit Plans—Supplemental Executive Retirement Plan” below for a description of the material terms of our Supplemental Executive Retirement Plan applicable to Mr. Citron’s benefits. Currently no non-employee board members other than Mr. Citron participate in the Supplemental Executive Retirement Plan.

For a detailed description of our benefit plans, please see “Management – Equity Compensation Plans and Other Benefit Plans.”

Code of Business Conduct and Ethics

We have established a Code of Business Conduct and Ethics that applies to our officers, directors and employees. The Code of Business Conduct and Ethics contains general guidelines for conducting the business of our company consistent with the highest standards of business ethics, and is intended to qualify as a “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and Item 406 of Regulation S-K.

Our Code of Business Conduct and Ethics is available, free of charge, on our web site at www.providecommerce.com. Please note, however, that the information contained on the web site is not incorporated by reference in, or considered part of, this proxy statement. We will also provide copies of these documents as well as our other corporate governance documents, including the charters for the committees of the board of directors, free of charge, to any stockholder upon written request to Investor Relations, Provide Commerce, Inc., 5005 Wateridge Vista Drive, San Diego, California 92121.

Resignation of Director

On October 3, 2003, Ms. Kathleen Connell was elected to our board. At that time, Ms. Connell served as the president of Connell Group, an investment advisory firm, and from January 1995 through January 2003, she served as the controller for the State of California. She attended her first board and audit committee meetings on October 27, 2003, at which time she was appointed to the audit committee of our board of directors. A special meeting of the board was held on October 28, 2003 by teleconference, which she also attended.

Following a discussion with two of our directors on November 3, 2003 in which Ms. Connell’s resignation from the board was requested, Ms. Connell submitted her resignation in a letter dated November 5, 2003 (which her counsel claimed in a letter dated November 10 she had decided to submit prior to our November 3 request). When the two directors requested Ms. Connell’s resignation, they offered a severance payment of $25,000, an amount equal to our annual director’s retainer fee. Consistent with our historical employee severance practices, we also offered to execute a mutual release and non-disparagement agreement.

In her resignation letter, Ms. Connell referred to a separate letter to our board of directors in which she states that she had raised at the October 27, 2003 board and audit committee meetings and thereafter a series of questions regarding the company. In her separate letter, which was also dated November 5, 2003, Ms. Connell identified the following as matters that should receive further review by our board, and expressed her opinion that the process by which these matters had been addressed was not consistent with what is expected of a publicly traded company:

•	full compliance with spirit, as well as the technical requirements of Sarbanes-Oxley;

•	the methodology for determining executive compensation;

•	the limited information presented to the audit committee at its meeting regarding September financials;

•	the need to expand the role and oversight of the audit committee;

•	the importance of succession planning; and

•	the commitment of senior executives to the company following exercise of their options.

On November 6, 2003, following our receipt of Ms. Connell’s November 5, 2003 letters, we withdrew our offers of the director’s retainer and a mutual release and non-disparagement agreement, and directed members of the securities litigation group of Clifford Chance US LLP to investigate the matters raised in the letters. In the course of the investigation, they interviewed all the directors present at the meetings other than Ms. Connell, who, through her counsel, declined to speak or meet with us or our investigating counsel. In addition, our investigating counsel interviewed our auditors and outside general corporate counsel, then a member of Clifford Chance US LLP, who were present at the meetings. Our investigating counsel also reviewed relevant corporate records and documents, including documents relating to the October 27, 2003 and October 28, 2003 board and committee meetings and the matters raised in Ms. Connell’s letters.

On November 14, 2003, our board of directors received a detailed, oral presentation on the investigation covering each of the areas of concern identified by Ms. Connell. Our board then asked questions of investigating counsel, participated in a discussion and considered what actions, if any, should be taken as a result of the investigation and report. The board unanimously concluded that the investigation had been thorough and that the company’s processes for addressing the matters raised by Ms. Connell were adequate. While the board was satisfied with the results of the investigation and concluded that no further investigation was required, the board also acknowledged the importance of the matters discussed at the meeting and unanimously resolved to continue to focus on them.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our board of directors has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2005 and has directed that management submit the appointment of independent registered public accounting firm to the stockholders for ratification at the annual meeting. Ernst & Young LLP has audited our financial statements since the fiscal year ended June 30, 1998 and through the fiscal year ended June 30, 2004. Representatives of Ernst & Young LLP will be present at the annual meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholders are not required to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm. However, we are submitting the appointment of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If you fail to ratify the appointment, our board of directors and the audit committee will reconsider whether or not to retain Ernst & Young LLP. Even if the appointment is ratified, our board of directors and the audit committee in their discretion may direct the appointment of a different independent accounting firm at any time during the year if they determine that such a change would be in the best interests of our company and our stockholders.

The affirmative vote of the holders of a majority of the shares of our common stock represented and voting at the annual meeting will be required to ratify the appointment of Ernst & Young LLP.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” PROPOSAL 2

Audit and All Other Fees

The aggregate fees billed to our company by Ernst & Young LLP, our independent registered public accounting firm, for the indicated services were as follows:

	Fiscal 2003	Fiscal 2004
Audit Fees(1)	$68,109	$703,826
Audit Related Fees(2)	—	—
Tax Fees(3)	—	—
All Other Fees(4)	—	—

(1)	Audit Fees consist of fees billed for professional services performed by Ernst & Young LLP for the audit of our annual financial statements, review of interim financial statements included in our quarterly reports, professional services performed in connection with the Form S-1 for the indicated year, preparation of comfort letters associated with our initial public offering and related services that are normally provided in connection with statutory and regulatory filings or engagements.
(2)	Audit Related Fees consist of fees billed in the indicated year for assurance and related services performed by Ernst & Young LLP that are reasonably related to the performance of the audit or review of our financial statements.
(3)	Tax Fees consist of fees billed in the indicated year for professional services performed by Ernst & Young LLP with respect to tax compliance, tax advice and tax planning.
(4)	All Other Fees consist of fees billed in the indicated year for other permissible work performed by Ernst & Young LLP that does not meet with the above category descriptions.

The audit committee has considered whether the provision of non-audit services is compatible with maintaining the independence of Ernst & Young LLP, and has concluded that the provision of such services is compatible with maintaining the independence of our auditors.

Audit Committee Policy Regarding Pre-Approval of Audit and Permissible Non-Audit Services of Our Independent Registered Public Accounting Firm

Our audit committee has established a policy that all audit and permissible non-audit services provided by our independent registered public accounting firm will be pre-approved by the audit committee. These services may include audit services, audit-related services, tax services and other services. The audit committee considers whether the provision of each non-audit service is compatible with maintaining the independence of our auditors. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

REPORT OF THE AUDIT AND CORPORATE GOVERNANCE COMMITTEE

The audit and corporate governance committee oversees our financial reporting process on behalf of our board of directors in accordance with its written charter adopted by our board of directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. The committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management or the independent auditors, nor can the committee certify that the independent auditors are “independent” under applicable rules. The committee has the authority to engage its own outside advisors apart from counsel or advisors hired by management as it determines appropriate, including experts in particular areas of accounting. In fulfilling its oversight responsibilities, the committee reviewed the audited financial statements in our annual report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The audit and corporate governance committee is currently comprised of three non-employee members of our board of directors, each of whom satisfies the definition of independent director as established in the Nasdaq Stock Market qualification standards. After reviewing the qualifications of all current committee members and any relationship they may have that might affect their independence from our company, our board of directors has determined that (i) all current committee members are “independent” as that concept is defined under Section 10A of the Securities Exchange Act, (ii) all current committee members are “independent” as that concept is defined under the applicable Nasdaq listing standards, (iii) all current committee members have the ability to read and understand financial statements and (iv) James M. Myers qualifies as an “audit committee financial expert.” As part of the committee’s regular meetings, it discusses the interim financial information contained in quarterly earnings announcements made by our company with our chief executive officer, principal financial and accounting officer and independent auditors prior to public release of the information.

The committee reviewed with Ernst & Young LLP, who is responsible for expressing an opinion on the conformity of these audited financial statements with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards. In addition, the audit and corporate governance committee discussed with Ernst & Young LLP its independence from management and our company, has received from Ernst & Young LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1, and has considered the compatibility of non-audit services with the auditors’ independence.

The committee discussed with Ernst & Young LLP the overall scope of their audit. The committee also met with Ernst & Young LLP, with and without management present, to discuss the results of their examination, their evaluation of our internal controls and the overall quality of our financial reporting.

Our board of directors reviews the adequacy of the committee’s written charter in light of the applicable Nasdaq and SEC rules. Our company also provides a written certification of adoption of the charter and its adequacy as required by Nasdaq. A copy of the charter for the audit and corporate governance committee is attached to this proxy statement as ANNEX A.

In reliance on the reviews and discussions referred to above, the committee recommended to our board of directors that the audited financial statements be included in our annual report for the year ended June 30, 2004. The audit and corporate governance committee and our board of directors also recommended, subject to stockholder approval, the ratification of the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending June 30, 2005.

This report of the audit and corporate governance committee is not “soliciting material,” is not deemed “filed” with the SEC and shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act, or the Securities Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

The foregoing report has been furnished by the audit and corporate governance committee with respect to the principal factors considered by such committee in its oversight of the accounting, auditing and financial reporting practices of our company for fiscal 2004.

AUDIT AND CORPORATE
GOVERNANCE COMMITTEE
James M. Myers, Chair
David E. R. Dangoor
Peter J. McLaughlin

MANAGEMENT

Who are our executive officers and key employees?

Our executive officers and key employees are as follows:

Name	Age	Present Position with the Company
William Strauss	46	Chief Executive Officer and Assistant Secretary, Director
Abraham Wynperle	48	President and Chief Operating Officer
Kevin Hall	50	Chief Information Officer
Blake Bilstad	34	Senior Vice President, General Counsel and Secretary
Kenneth Constable	54	Senior Vice President and General Manager, ProFlowers
Jonathan Sills	30	Senior Vice President, Strategy and Corporate Development
Mark Sottosanti	32	Senior Vice President, Planning and Logistics
Rex Bosen	46	Vice President, Finance and Accounting and Corporate Treasurer
Steven Goldstein	35	Vice President and General Manager, Gourmet Food
Penny Handscomb	38	Vice President, Human Resources and Training
Mark Irace	36	Vice President, Retention and Acquisition Research
Kimberly Yin	39	Vice President, Marketing and Merchandising

William Strauss’ biography is included above with those of the other members of the nominees for the board of directors above.

Abraham Wynperle joined us in November 1999 through our merger with Flower Farm Direct, Inc. Mr. Wynperle has more than 20 years of experience in the fresh cut flower industry in the U.S. In May 2000, Mr. Wynperle became our president and chief operating officer and a member of our board of directors, from which he resigned in 2003. Prior to joining us, Mr. Wynperle was founder and chief executive officer of Flower Farm Direct, Inc., a direct-from-the-grower Internet floral retailer from January 1998 to November 1999. Prior to that, Mr. Wynperle was chief executive officer of Sunburst Farms-Floramerica Group, which was sold to Dole Food Company, Inc. in 1997. Mr. Wynperle holds an M.B.A. and a B.B.A. from the University of Puget Sound, Tacoma, Washington.

Kevin Hall joined us as chief information officer in August 2001. From September 1995 to January 2001, Mr. Hall served as chief technology and information officer for Amherst Technologies, a computer infrastructure and enterprise technology services company. Mr. Hall received the 2000 Smithsonian Laureate Medal, which is presented to top international information technology executives for visionary use of technology in business and in 1996 won an ENNE award for his work with scalable high transaction client server systems. Mr. Hall holds a B.S. in exercise science from the University of Massachusetts Amherst and has taken advanced coursework toward his M.B.A. in executive management at Loyola College.

Blake Bilstad joined us as senior vice president, general counsel and secretary in April 2004. Prior to joining us, from November 2001 to April 2004, Mr. Bilstad worked with Vivendi Universal Net USA Group, Inc., the U.S. group of internet companies owned by Vivendi Universal S.A., a French entertainment and telecommunications conglomerate, serving most recently as the group’s senior vice president of legal affairs and secretary. From June 1999 to November 2001, Mr. Bilstad was with MP3.com, Inc., an online music company that was acquired by Vivendi Universal in August 2001, and held a variety of legal positions at MP3.com including vice president of corporate legal affairs, corporate counsel and secretary. From November 1996 to June 1999, Mr. Bilstad served as a business associate at the law firm of Cooley Godward LLP. Mr. Bilstad holds a J.D. from Harvard Law School and a B.A. in history from Duke University.

Kenneth Constable joined us in September 2003 as senior vice president and general manager, ProFlowers. Prior to joining us, Mr. Constable was with Dell Inc. from February 1999 to August 2003, where he served as vice president and general manager of several international divisions in Asia and Canada. From July 1994 to

January 1999, Mr. Constable held a variety of senior positions at Nabisco, Inc., including president and chief executive officer of Nabisco Canada. Prior to that, Mr. Constable was at PepsiCo from September 1978 through July 1994 where his senior management roles included regional vice president for Kentucky Fried Chicken Latin America, president of Frito-Lay Puerto Rico, vice president and chief marketing officer of Frito-Lay International, regional general manager of PepsiCo in South Latin America, and director of marketing of PepsiCo Japan. Prior to this global experience, Ken started his career as a brand manager with Procter & Gamble in Canada. Mr. Constable holds an M.B.A. and a B.Sc. in electrical engineering from the University of Alberta.

Jonathan Sills joined us as vice president, strategy and product development in May 1999. He became vice president, strategy and general manager, business services in July 2000 and since December 2002 has served as senior vice president, strategy and corporate development. From October 1997 to May 1999, Mr. Sills worked as a management consultant at McKinsey & Company. A Fulbright Scholar, Mr. Sills holds an M.S. with distinction in history of science and technology from Oxford University and a B.S.E. in engineering and management systems, summa cum laude, from Princeton University.

Mark Sottosanti joined us as a senior analyst in October 1999. He became director of strategic research and analysis in March 2000 and became vice president, planning and logistics in May 2000. Since August 2004, he has served as our senior vice president, planning and logistics. Prior to joining us, Mr. Sottosanti ran A-V Health Promotions which he founded in June 1993, a business focused on expanding the market penetration of leading edge dental technologies. From 1995 to 1999, Mr. Sottosanti consulted for Lifecore Biomedical, a manufacturer of dental implant systems used in tooth replacement therapy, dental regeneration products, and hyaluronan (hyaluronic acid) products. Mr. Sottosanti holds a B.S. in economics from the Wharton School at the University of Pennsylvania.

Rex Bosen joined us as vice president, finance and accounting in September 2002. Mr. Bosen became our corporate treasurer in October 2002 and served as our secretary from September 2003 through April 2004. Prior to joining us, Mr. Bosen co-founded and served as chief financial officer at PhatPipe, Inc., a start-up company involved with the provision of high speed Internet access and e-commerce from September 1999 through January 2001. From September 1992 through October 1999, Mr. Bosen served as the controller at E/G Electro-graph, Inc., a manufacturing company. From August 1984 to September 1992, Mr. Bosen worked at Price Waterhouse. Mr. Bosen is a director of Linspire, Inc., a Linux desktop software company. Mr. Bosen holds an MACC and B.S. in accounting from Brigham Young University.

Steven Goldstein joined us in July 2004 as vice president and general manager, gourmet food business unit. Prior to joining us, from October 2002 to June 2004, Mr. Goldstein was vice president and general manager at Gateway Inc., where he was responsible for the software and peripherals business. From May 1999 to October 2002, Mr. Goldstein held various senior management positions at Peregrine Systems, Inc., an asset management software supplier, including area vice president and general manager of asset management solutions. Additionally, Mr. Goldstein was an associate with Hanna Ventures, a venture capital firm, and prior to this, a management consultant with Bain & Company, a global management consulting firm. Mr. Goldstein holds a M.B.A. from Stanford University, where he was an Arjay Miller Scholar, and a B.S. in Economics, summa cum laude, from the Wharton School at the University of Pennsylvania.

Penny Handscomb joined us as vice president, human resources and training in May 1999. From June 1998 to May 1999, Ms. Handscomb served as vice president, human resources and training for Composit Communications, a customer interaction solutions company. Ms. Handscomb holds a Certified Human Resources Professional, or CHRP, designation from the Human Resources Association of Ontario, a diploma in management studies from Wilfrid Laurier University, Waterloo, Ontario, and a B.A. in human kinetics from the University of Waterloo.

Mark Irace joined us in March 1999 as our director of marketing analysis. In October 2003, he became our vice president, retention and acquisition research. Mr. Irace served on the board of directors for the San Diego

Direct Marketing Association from June 1995 to July 1998 as vice president of communications and webmaster, and has been the vice president for the San Diego Internet Marketers since June 2002. Mr. Irace holds a B.S. in Marketing from Miami University and is pursuing an M.B.A. with a venture capital emphasis from the University of San Diego.

Kimberly Yin joined us as vice president, marketing and merchandising in October 2002. Prior to joining us, from August 1998 through July 2002, Ms. Yin was a vice president of sales and marketing at Rokenbok Toy Company, a high-tech toy manufacturer, where she was responsible for worldwide marketing and sales strategy. Prior to her work at Rokenbok, Ms. Yin was general manager of Rancho Trade, Inc., a retail and catalog business from June 1996 through August 1998. Ms. Yin holds an M.B.A. from the University of Southern California and a B.S. in marketing from San Jose State University.

How are the executive officers compensated?

Compensation of Executive Officers. The following table shows all compensation received during the two fiscal years in the period ended June 30, 2004 by our chief executive officer and the four other most highly compensated executive officers whose salary and bonus in such fiscal year for services rendered in all capacities to us during such fiscal year exceeded $100,000. These individuals are referred to as the “named executive officers.” The compensation described in this table does not include medical, group life insurance or other benefits which are available generally to all of our salaried employees.

Summary Compensation Table

		Annual Compensation				Long-Term Compensation
Name and Principal Position	Year	Salary		Bonus	Other Annual Compensa- tion (1)	Securities Underlying Options	All Other Compensa- tion (2)
William Strauss Chief Executive Officer	2004 2003	$439,808 364,519		$300,000 248,310	— —	82,298 —	$18,455 1,295

Abraham Wynperle President and Chief Operating Officer	2004 2003	305,769 244,615		150,000 70,000	— —	32,919 —	1,592 1,295

Kenneth Constable Senior Vice President and General Manager, ProFlowers	2004 2003	221,016 —	(3)	130,000 —	— —	98,758 —	20,167 —

Kevin Hall Chief Information Officer	2004 2003	238,269 222,115		60,000 60,000	— —	— —	3,676 295

Jonathan Sills Senior Vice President, Strategy and Corporate Development	2004 2003	197,115 169,808		40,000 40,000	— —	8,229 —	15,861 2,295

(1)	None of our named executive officers received perquisites and other personal benefits that exceed, in the aggregate, the lesser of $50,000 or 10% of any such officer’s salary and bonus disclosed in this table.
(2)	During fiscal 2004, we made payments in connection with:
•	relocation expenses for Messrs. Constable and Sills in the amounts of $18,426 and $14,364, respectively;
•	matching contributions which remain subject to vesting under our Deferred Compensation Plan for Messrs. Strauss and Hall in the amounts of $16,923 and $1,144, respectively;

•	matching contributions to 401(k) plan accounts on behalf of Messrs. Strauss, Wynperle, Constable, Hall and Sills in the amounts of $1,000, $1,000, $1,346, $2,000 and $1,000, respectively; and
•	life insurance premiums on behalf of Messrs. Strauss, Wynperle, Constable, Hall and Sills in the amounts of $532, $592, $395, $532 and $497, respectively.

During fiscal 2003, we made payments in connection with:

•	matching contributions to 401(k) plan accounts on behalf of Messrs. Strauss, Wynperle and Sills in the amounts of $1,000, $1,000 and $2,000, respectively; and
•	life insurance premiums on behalf of Messrs. Strauss, Wynperle, Hall and Sills in the amount of $295 each.
(3)	Mr. Constable commenced employment as our senior vice president and general manager, ProFlowers in September 2003 at an annual base salary of $300,000.

Option Grants in Last Fiscal Year. The following table sets forth certain information concerning grants of options made during the fiscal year ended June 30, 2004 to each of the named executive officers. All options were granted at the fair market value of our common stock, as determined by our board of directors, on the date of grant.

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
Name	Number of Shares Underlying	Percent of Total Options Granted to Employees in	Exercise Price	Expiration
	Options(1)	Fiscal Year(2)	Per Share	Date	5%	10%
William Strauss	82,298	16.9%	$15.00	10/27/2013	776,352	1,967,427
Abraham Wynperle	32,919	6.8%	$15.00	10/27/2013	310,539	786,966
Kenneth Constable	98,758	20.3%	$12.15	9/22/2013	754,617	1,912,347
Kevin Hall	—	—	—	—	—	—
Jonathan Sills	8,229	1.7%	$15.00	10/27/2013	77,628	196,724

(1)	The options granted in fiscal 2004 to the officers listed above become exercisable as follows: all of the options are immediately exercisable, subject to a right of repurchase by the company for any unvested shares upon termination of the officer’s employment. All options listed above were granted at an exercise price equal to the fair market value of our common stock as determined by our board of directors or compensation committee on the date of grant.
(2)	Based on options to purchase 486,039 shares of common stock granted to employees during fiscal 2004 under our 2003 Stock Incentive Plan and its predecessor plan, the 1999 Stock Option/Stock Issuance Plan.
(3)	Potential realizable value is based on the assumption that our common stock appreciates at the annual rate shown (compounded annually) from the date of the grant until the expiration of the 10-year option term. These numbers are calculated based on the requirements promulgated by the SEC and do not reflect our estimate of future stock price growth.

Fiscal Year-End Option Values. The following table shows information concerning the number and value of unexercised options held by each of the named executive officers at June 30, 2004. Options shown as exercisable in the table below are immediately exercisable. However, we have rights to repurchase shares of the common stock underlying some of these options upon termination of the holder’s employment with us.

Name	Shares Acquired Upon Exercise	Value Realized(1)	Number of Securities Underlying Unexercised Options at June 30, 2004		Value of Unexercised In-The-Money Options at June 30, 2004(2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
William Strauss	—	$—	859,515	—	$15,207,964	$—
Abraham Wynperle	—	—	196,382	—	3,130,075	—
Kenneth Constable	—	—	98,758	—	746,610	—
Kevin Hall	—	—	82,297	—	1,497,805	—
Jonathan Sills	—	—	90,526	—	1,536,564	—

(1)	“Value Realized” is an estimated value based on the excess of the closing prices as reported on the Nasdaq National Market on the date of exercise, less the exercise price of the option, multiplied by the number of shares as to which the option is exercised
(2)	“In-the-money” options are those for which the fair market value of the underlying securities exceeds the exercise or base price of the option. These columns are based upon the closing price of $16.36 per share on June 30, 2004, minus the per share exercise price, multiplied by the number of shares underlying the option.

Pension Plan Table

Messrs. Strauss, Wynperle, Constable, Hall and Sills will participate in the Supplemental Executive Retirement Plan, or SERP. The SERP is an unfunded non-qualified plan that is designed to provide certain designated management and highly compensated employees of the company and its subsidiaries with additional income for retirement.

The ordinary benefit under the SERP is a benefit equal to the product of .015, the number of years of service (as defined for purposes of the SERP) and the participant’s final average compensation (generally the highest five consecutive year average compensation during the prior 10 years) reduced by certain amounts paid under our Deferred Compensation Plan and payable annually over 15 years commencing at normal retirement (age 65). For a discussion of the material terms of the SERP, please see “Equity Compensation Plan and Other Benefit Plans – Supplemental Executive Retirement Plan” below.

The following table shows the estimated annual benefits under our SERP that would be payable as of June 30, 2004, for various compensation bases and years of service classifications.

Average Annual Compensation(1)	Years of Service(2)(3)
	5	10	15	20	25	30
$125,000	$9,375	$18,750	$28,125	$37,500	$46,875	$56,250
150,000	11,250	22,500	33,750	45,000	56,250	67,500
175,000	13,125	26,250	39,375	52,500	65,625	78,750
200,000	15,000	30,000	45,000	60,000	75,000	90,000
250,000	18,750	37,500	56,250	75,000	93,750	112,500
300,000	22,500	45,000	67,500	90,000	112,500	135,000
350,000	26,250	52,500	78,750	105,000	131,250	157,500
400,000	30,000	60,000	90,000	120,000	150,000	180,000
450,000	33,750	67,500	101,250	135,000	168,750	202,500
500,000	37,500	75,000	112,500	150,000	187,500	225,000
600,000	45,000	90,000	135,000	180,000	225,000	270,000
700,000	52,500	105,000	157,500	210,000	262,500	315,000
800,000	60,000	120,000	180,000	240,000	300,000	360,000
900,000	67,500	135,000	202,500	270,000	337,500	405,000

(1)	Under the SERP, the annual compensation is generally the highest five consecutive year average compensation during the 10 years preceding retirement. Eligible compensation under the SERP includes salary and, with respect to Mr. Strauss only, bonus, as shown in the Summary Compensation Table. Other elements of compensation shown in the Summary Compensation Table or referred to in the footnotes to that table are not included in eligible compensation under the SERP. As of June 30, 2004, Mr. Strauss had five year average annual compensation of $436,459, Mr. Wynperle had average annual compensation since commencement of employment in November 1999 of $226,016, Mr. Constable had average annual compensation since commencement of employment in September 2003 of $300,000, Mr. Hall had average annual compensation since commencement of employment in August 2001 of $221,099, and Mr. Sills had average five year annual compensation of $141,172.
(2)	At June 30, 2004, Messrs. Strauss, Wynperle, Constable, Hall and Sills had accrued 6.2, 4.5, 0.8, 2.9 and 5.2 years of service, respectively, under the SERP and were 40%, 0%, 0%, 0% and 20% vested in their benefits, respectively.
(3)	The table assumes retirement at age 65. Vested benefits under the SERP will generally be paid in equal installments over 15 years following retirement at age 65. The amounts shown in the table assume that no amounts will be paid to a participant under our Deferred Compensation Plan. However, as of June 30, 2004, Messrs. Strauss and Hall had accrued account balances of $16,945 and $1,154 under our Deferred Compensation Plan, respectively, which amounts would be offset against any benefits payable to them under the SERP.

Do the named executive officers have employment contracts or change of control agreements?

We have entered into the following agreements relating to the employment of our named executive officers.

In February 2003, we entered into an amended and restated employment agreement with William Strauss to serve as our chief executive officer. This agreement was amended in September 2004. This agreement, as amended, is not for a specified term and may be terminated by us or Mr. Strauss at any time with 60 days prior written notice, provided we can terminate the agreement immediately and unilaterally in the event that we terminate Mr. Strauss with cause or terminate him without cause in accordance with the provisions of the agreement. Under this agreement, if Mr. Strauss is terminated by us without cause, we are required to pay him a one-time severance benefit of $1 million, an additional severance benefit of $200,000 payable over 30 months from the date of termination, his health benefits are to be continued for 30 months after the date of termination and all of his stock options will immediately vest in full, provided he executes a general release of all claims he may have against us. Under the agreement, “termination without cause” includes any reduction in Mr. Strauss’ base salary, his removal as our chief executive officer or as a member of our board of directors, a material change in his title, duties or responsibilities or a relocation of our primary place of operation more than 50 miles.

In December 1999, we entered into an employment agreement with Abraham Wynperle to serve as our president and chief operating officer. This agreement was amended in August 2002 and in July 2003. This agreement, as amended, is not for a specified term and may be terminated by us immediately in the event that Mr. Wynperle is terminated by us for cause or upon 60 calendar days prior written notice in the event that Mr. Wynperle is terminated by us without cause. Mr. Wynperle may voluntarily terminate his employment under the agreement, as amended, upon 30 days prior written notice to us or immediately in the event that he terminates his employment for good reason. Under this agreement, as amended, if Mr. Wynperle terminates his employment for good reason or if he is terminated by us without cause, we are required to pay him his base salary, an amount equal to his most recently paid or payable bonus and his health benefits for 12 months after the date of termination. Also, all of his stock options will immediately vest in full. Under the agreement, as amended, termination for “good reason” means the assignment of any duties materially inconsistent with Mr. Wynperle’s current position, authority, duties or responsibilities, a reduction in his base salary or level of benefits, required relocation from Boca Raton, Florida or failure within 30 days to cure a breach of any material provision of the agreement after receiving notice of the breach from Mr. Wynperle.

In September 2003, we entered into an executive employment agreement with Kenneth Constable to serve as our senior vice president and general manager, consumer division. This agreement is not for a specified term and may be terminated by us or Mr. Constable at any time, provided that if either we terminate Mr. Constable without cause or if Mr. Constable voluntarily resigns his position with us, the terminating party is required to give at least 30 days advance written notice. Under the agreement, if Mr. Constable is terminated by us without cause, we are required to pay him a severance payment equal to 10 months of his base salary, payable over a period of 12 months, provided he agrees to comply with all surviving provisions of the agreement and agrees to execute a full general release, releasing all claims, other than vested retirement and pension benefits, if any, known or unknown, that he may have against us arising out of or in any way related to his employment or termination of employment with us. In addition, if Mr. Constable is terminated by us without cause before the end of our then applicable fiscal year, we are required to pay him a portion of his earned corporate annual bonus for that fiscal year based upon the number of months he was employed during the fiscal year. Under the agreement, “termination without cause” means a termination of Mr. Constable’s employment by us other than for material breach of the agreement or our employee innovations and proprietary rights agreement, his final, non-appealable conviction or entry of a plea of no contest for fraud, misappropriation or embezzlement, or any felony or his death.

In July 2001, we entered into an employment agreement with Kevin Hall to serve as our chief information officer. This agreement is not for a specified term and may be terminated by us or Mr. Hall at any time. Under this agreement, if Mr. Hall is terminated by us without cause, we are required to pay him his base salary for six months after the date of termination, provided he agrees to execute a general release of all claims against us and agrees to act as a consultant for us without further compensation for two months following the date of termination if we request.

In May 1999, we entered into an employment agreement with Jonathan Sills to serve as our vice president, strategy and product development and in July 2003, we amended his agreement to, among other things, reflect the change in his title to senior vice president, strategy and corporate development. This agreement, as amended, is not for a specified term and may be terminated by us or Mr. Sills at any time. Under this agreement, as amended, if Mr. Sills terminates his employment for good reason or if he is terminated by us without cause, we are required to pay him his base salary and health benefits for six months after the date of termination and all of his stock options will immediately vest in full. Under this agreement, as amended, termination for “good reason” means a change in control, a change in Mr. Sills’ reporting relationship requiring him to report to someone other than our chief executive officer, a material change in his responsibilities, any requirement without his consent that he relocate or spend more than 25% of his working time outside of the city he has residence, or a material breach of this agreement by us.

The compensation committee, as plan administrator of our 2003 plan, has the authority to grant options and to structure repurchase rights under that plan so that the shares subject to those options or repurchase rights will immediately vest in connection with a change in control of us, whether by merger, asset sale, successful tender offer for more than 50% of the outstanding voting stock or by a change in the majority of the board by reason of one or more contested elections for board membership, with vesting to occur either at the time of the change in control or upon the subsequent involuntary termination of the individual’s service within a designated period not to exceed 18 months following the change in control. All options granted during fiscal 2004 contained these accelerated vesting provisions.

Equity Compensation Plans and Other Benefit Plans

The following table sets forth information regarding all of our equity compensation plans as of June 30, 2004, including our 2003 Stock Incentive Plan and our 2003 Employee Stock Purchase Plan.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in column(a))(1)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	2,245,121	$4.23	1,945,147
Equity compensation plans not approved by security holders	—	—	—

Total	2,245,121		1,945,147

(1)	Includes 240,000 shares remaining available for future issuance under our 2003 Employee Stock Purchase Plan.

2003 Stock Incentive Plan

Our 2003 Stock Incentive Plan is the successor program to our 1998 Stock Option/Stock Issuance Plan and our 1999 Stock Option/Stock Issuance Plan. All outstanding options under the predecessor 1998 and 1999 plans have been transferred to our 2003 plan, and no further option grants will be made under those predecessor plans. The transferred options will continue to be governed by their existing terms, unless our compensation committee elects to extend one or more features of our 2003 plan to those options. Options granted under our 2003 plan are generally non-transferable other than by will or the laws of inheritance or certain transfers for tax or estate planning purposes.

As of August 31, 2004, there were 3,732,022 shares of our common stock reserved for issuance under our 2003 plan. The number of shares of our common stock reserved for issuance under our 2003 plan is subject to adjustment in connection with any stock split, stock dividend, recapitalization, combination of shares or similar change affecting our outstanding common stock. The number of shares of common stock available for issuance under our 2003 plan will automatically increase on the first trading day in January of each calendar year, beginning in calendar year 2004, by an amount equal to the lesser of (i) 3% of the total number of shares of our common stock outstanding on the last trading day in December of the preceding calendar year, (ii) 625,000 shares or (iii) such amount as our board may determine.

No participant in our 2003 plan may be granted stock options, separately exercisable stock appreciation rights and direct stock issuances for more than 500,000 shares of our common stock in the aggregate per calendar year.

Our 2003 plan is divided into five separate components:

•	the discretionary option grant program, under which eligible individuals in our employ or service may be granted options to purchase shares of common stock at an exercise price not less than 100% of the fair market value of those shares on the grant date;

•	the stock issuance program, under which such individuals may be issued shares of common stock directly, through the purchase of such shares at a price not less than 100% of their fair market value at the time of issuance or as a bonus tied to the attainment of performance milestones or the completion of a specified period of service;

•	the salary investment option grant program, under which our executive officers and other highly compensated employees may be given the opportunity to apply a portion of their base salary to the acquisition of special below-market stock option grants;

•	the automatic option grant program, under which option grants will automatically be made at periodic intervals to our non-employee board members to purchase shares of common stock at an exercise price equal to 100% of the fair market value of those shares on the grant date; and

•	the director fee option grant program, under which our non-employee board members may be given the opportunity to apply a portion of the annual fees otherwise payable to them in cash each year to the acquisition of special below-market option grants.

Eligibility. Non-statutory stock options, stock appreciation rights or stock awards may be granted under our 2003 plan to employees, directors and consultants of ours, our affiliates and subsidiaries. Incentive stock options may be granted only to employees of ours or any future subsidiaries.

Discretionary Option Grant and Stock Issuance Programs. The discretionary option grant program and the stock issuance program are administered by the compensation committee. This committee, in its discretion, determines which eligible individuals are to receive option grants or stock issuances under those programs, the time or times when such option grants or stock issuances are to be made, the number of shares subject to each such grant or issuance, the status of any granted option as either an incentive stock option or a non-statutory stock option under the federal tax laws, and the terms and conditions of each award including, without limitation, the vesting schedule to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding, provided that no option term may exceed 10 years measured from the date of grant. The committee, in making its determination, may consider the compensation awarded to directors and officers at other companies, our corporate performance, the individual’s performance and any other factors the committee deems appropriate.

Vesting of any option grant or stock issuance is contingent on continued service with us. Upon the cessation of an optionee’s service, any unvested options granted under the discretionary option grant program will terminate and will be forfeited. Any vested but unexercised options (i) will terminate immediately if the optionee is terminated for misconduct, or (ii) if the cessation of service is other than for misconduct, will remain exercisable for such period of time as determined by the compensation committee at the time of grant and set forth in the documents evidencing the option. The compensation committee has the discretion, however, at any time while the option remains outstanding to (i) extend the period of time that the option may be exercisable following the cessation of an optionee’s service (but not beyond the term of the option) and (ii) permit the optionee to exercise following a cessation of service options that were not vested at the time of the cessation of service.

If a participant’s service with us ceases while shares issued under the discretionary grant or stock issuance programs remain unvested, or if any performance objectives are not met, then those shares will be surrendered immediately to us, and cancelled. If any consideration was paid by the participant for such shares, we will repay the participant the lower of (i) the cash consideration paid for the surrendered shares, or (ii) the fair market value of the surrendered shares at the time of cancellation. The compensation committee has the discretion, however, to waive any surrender and cancellation that otherwise would occur upon the cessation of the participant’s service or the non-attainment of the applicable performance objectives. This will result in the immediate vesting of those shares to which the waiver applies. Such a waiver may occur at any time before or after the cessation of the participant’s service or the attainment or non-attainment of the applicable performance objectives.

The exercise price for the shares of common stock subject to option grants made under our 2003 plan may be paid in cash or in shares of common stock valued at fair market value on the exercise date. Subject to applicable law, the option may also be exercised through a same-day sale program without any cash outlay by the optionee. In addition, subject to applicable law, the plan administrator may provide financial assistance to one or more optionees in the exercise of their outstanding options or the purchase of their unvested shares by allowing such individuals to deliver a full-recourse, interest-bearing promissory note in payment of the exercise price and any associated withholding taxes incurred in connection with such exercise or purchase.

The compensation committee will have the authority to cancel outstanding options under the discretionary option grant program, including options transferred from the 1998 and 1999 plans, in return for the grant of new options for the same or a different number of option shares with an exercise price per share based upon the fair market value of our common stock on the new grant date.

Stock appreciation rights are authorized for issuance under the discretionary option grant program. Such rights will provide the holders with the election to surrender their outstanding options for an appreciation distribution from us equal to the fair market value of the vested shares of common stock subject to the surrendered option, less the aggregate exercise price payable for those shares. Such appreciation distribution may be made in cash or in shares of common stock. None of the outstanding options under our 1998 or 1999 plans contain any stock appreciation rights.

In the event that we are acquired by a merger, a sale by our stockholders of more than 50% of our outstanding voting stock or a sale of all or substantially all of our assets, the vesting of each outstanding option under the discretionary option grant program will automatically accelerate in full except to the extent that such option (i) will be assumed by the successor corporation or otherwise continued in effect or (ii) will be replaced with a cash incentive program of a successor corporation of the type described in the 2003 plan. In addition, in such event all unvested shares under the discretionary option grant and stock issuance programs will immediately vest, except to the extent (i) our repurchase rights with respect to those shares are to be assigned to the successor corporation or otherwise continue in effect, or (ii) accelerated vesting otherwise is precluded by other limitations imposed at the time of grant. However, the compensation committee will have complete discretion to structure any or all of the options under the discretionary option grant program so those options will immediately vest in the event we are acquired, whether or not those options are assumed by the successor corporation or otherwise continued in effect. Alternatively, the compensation committee may condition such accelerated vesting upon the subsequent termination of the optionee’s service with us or the acquiring entity. The vesting of outstanding shares or share rights under the stock issuance program may also be accelerated upon similar terms and conditions.

The compensation committee may grant options and structure repurchase rights so that the shares subject to those options or repurchase rights will vest in connection with a hostile takeover, whether accomplished through a tender offer for more than 50% of our outstanding voting stock or a change in the majority of our board of directors through one or more contested elections for board membership. Such accelerated vesting may occur either at the time of such hostile takeover or upon the subsequent termination of the individual’s service. The vesting of outstanding shares or share rights under the stock issuance program may also be accelerated upon similar terms and conditions.

All of the options and unvested shares transferred from our 1998 and 1999 plans will immediately vest in the event we are acquired by a merger, a consolidation in which more than 50% of our outstanding stock is transferred, a sale of substantially all our assets or, in the case of our 1998 plan, a tender offer or exchange offer in which the offeror acquires at least 15% of our outstanding voting stock, unless those options are assumed by the acquiring entity or our repurchase rights with respect to any unvested shares subject to those options are assigned to such entity.

We intend that any compensation deemed paid by us in connection with the exercise of options granted under the discretionary option grant program for the disposition of the shares purchased under those options will be regarded as “performance-based,” within the meaning of Section 162(m) of the Internal Revenue Code, and that such compensation will not be subject to the annual $1 million limitation on the deductibility of compensation paid to covered executive officers which otherwise would be imposed pursuant to Section 162(m).

Salary Investment Option Grant Program. The compensation committee will have the exclusive authority to select the executive officers and other highly compensated employees who may participate in the salary investment option grant program in the event that program is activated for one or more calendar years. The committee, in making its selections, has the sole and exclusive authority over which individuals to include. In the event the compensation committee elects to activate the salary investment option grant program for one or more calendar years, each of our executive officers and other highly compensated employees selected for participation may elect, prior to the start of the calendar year, to reduce his or her base salary for that calendar year by a specified dollar amount not less than $10,000 nor more than $50,000. Each selected individual who files such a timely election will automatically be granted, on the first trading day in January of the calendar year for which his or her salary reduction is to be in effect, an option to purchase that number of shares of common stock determined by dividing the salary reduction amount by two-thirds of the fair market value per share of our common stock on the grant date. The option will be exercisable at a price per share equal to one-third of the fair market value of our common stock on the grant date. As a result, the option will be structured so that the fair market value of the option shares on the grant date less the exercise price payable for those shares will be equal to the amount by which the optionee’s salary is reduced under the program. The option will become exercisable in a series of 12 equal monthly installments over the calendar year for which the salary reduction is to be in effect, contingent on continued service with us. If a participant ceases service with us for any reason, any vested but unexercised option will be exercisable until the earlier of (i) the expiration of the ten-year option term, or (ii) three years measured from the date of cessation of service.

The remaining terms of each option granted under the salary investment option grant program are the same as the terms in effect for option grants made under the discretionary option grant program.

Automatic Option Grant Program. Under the automatic option grant program, each individual who first becomes a non-employee board member at any time the effective date of the 2003 plan will receive an automatic option grant to purchase 10,000 shares on the date such individual joins our board of directors, provided that such individual has not been in our prior employ. In addition, on the date of each annual stockholders meeting held thereafter, each non-employee board member who is to continue to serve as a non-employee board member will automatically be granted an option to purchase 2,500 shares of our common stock, provided such individual has served on our board for at least six months.

The automatic grants will have an exercise price per share equal to the closing selling price per share of our common stock on the grant date. Each automatic grant will have a term of 10 years, subject to earlier termination following the optionee’s cessation of board service. Each option will be immediately exercisable for all of the option shares; however, we may repurchase, at the lower of the exercise price paid per share and the fair market value of the shares at the time of repurchase, any shares purchased under the option which are not vested at the time of the optionee’s cessation of board service. The shares subject to each initial 10,000-share automatic option grant will vest in a series of four successive annual installments upon the optionee’s completion of each year of board service over the four-year period measured from the grant date. The shares subject to each annual 2,500-share automatic option grant will vest upon the optionee’s completion of one year of board service measured from the grant date. Any vested but unexercised option will be exercisable for a period of twelve months following the cessation of the optionee’s board service. However, the shares subject to each automatic option grant will immediately vest in full upon the optionee’s death or disability while a board member.

The remaining terms of each option granted under the automatic option grant program are the same as the terms in effect for option grants made under the discretionary option grant program.

Director Fee Option Grant Program. Should the director fee option grant program be activated for any future calendar year, each non-employee board member will have the opportunity to apply all or a portion of any cash fee for board service for such year to the acquisition of a below-market option grant. The option grant will automatically be made on the first trading day in January in the year for which the retainer fee would otherwise be payable in cash. The option will have an exercise price per share equal to one-third of the fair market value of the option shares on the grant date, and the number of shares subject to the option will be determined by dividing the amount of the retainer fee applied to the program by two-thirds of the fair market value per share of our common stock on the grant date. As a result, the option will be structured so that the fair market value of the option shares on the grant date less the exercise price payable for those shares will be equal to the portion of the retainer fee applied to that option. The option will become exercisable in a series of 12 equal monthly installments over the calendar year for which the fee election is to be in effect, contingent on continued board service. If an optionee ceases board service for any reason, any vested but unexercised option will be exercisable until the earlier of (i) the expiration of the ten-year option term, or (ii) three years measured from the date board service ceased. However, any unvested option will become immediately exercisable for all the option shares upon the optionee’s death or disability while serving as a board member.

The remaining terms of each option granted under the director fee option grant program are the same as the terms in effect for option grants made under the discretionary option grant program.

Our 2003 plan also has the following features:

•	Outstanding options under the salary investment, automatic option and director fee option grant programs will immediately vest and become exercisable in full if we are acquired by a merger, a sale by our stockholders of more than 50% of our outstanding voting stock or a sale of substantially all our assets, or if more than 50% of our outstanding voting stock is acquired through a hostile tender offer or a change in the majority of our board of directors occurs as a result of one or more contested elections.

•	Limited stock appreciation rights will automatically be included as part of each grant made under the salary investment, automatic and director fee option grant programs, and these rights may also be granted to one or more officers as part of their option grants under the discretionary option grant program. Options with this feature may be surrendered to us upon the successful completion of a hostile tender offer for more than 50% of our outstanding voting stock. In return for the surrendered option, the optionee will be entitled to a cash distribution from us in an amount per surrendered option share based upon the highest price per share of our common stock paid in that tender offer.

•	Our board of directors may amend or modify the 2003 plan at any time, subject to any required stockholder approval or participant consent. The 2003 plan will terminate no later than September 15, 2013.

Employee Stock Purchase Plan

Our Employee Stock Purchase Plan was adopted in 2003 and is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code. This plan is designed to allow our eligible employees and the eligible employees of our participating affiliates to purchase shares of our common stock, at semi-annual intervals, with their accumulated payroll deductions. However, an employee who would own 5% or more of the total combined voting power or value of all classes of our common stock is not eligible to participate in the plan.

We initially reserved 200,000 shares of our common stock for issuance under the plan. The number of shares of our common stock reserved for issuance under the plan is subject to adjustment in connection with any stock split, stock dividend, recapitalization, combination of shares or similar change affecting our outstanding common stock following our proposed initial public offering. The number of shares of our common stock reserved for issuance under the plan will automatically increase on the first trading day in January of each calendar year, beginning in calendar year 2004, by an amount equal to the lesser of (i) 3% of the total number of shares of our common stock outstanding on the last trading day in December in the preceding calendar year, (ii) 40,000 shares or (iii) such amount as determined by our board of directors. On January 1, 2004, the share reserve increased by 40,000 shares to 240,000 shares.

The plan has a series of successive overlapping offering periods, with a new offering period beginning on the first business day of June and December each year. Each offering period will have a duration of 24 months, unless otherwise determined by the compensation committee.

All eligible employees may join an offering period on the start date of that period. However, employees may participate in only one offering period at a time. To be eligible, an employee must be regularly expected to render more than 20 hours of service per week for more than five months per calendar year.

A participant may contribute up to 10% of his or her total earnings through payroll deductions, and the accumulated deductions will be applied to the purchase of shares on each semi-annual purchase date. The purchase price per share will be equal to 85% of the fair market value per share on the start date of the offering period in which the participant is enrolled or, if lower, 85% of the fair market value per share on the semi-annual purchase date. Semi-annual purchase dates will occur on the last business day of May and November each year. However, a participant may not purchase more than 1,500 shares on any purchase date. Our compensation committee will have the authority to change these limitations for any subsequent offering period. No participant may purchase shares under the plan for an aggregate purchase price in excess of $25,000 based on the fair market value per share on the date or dates the right to purchase such shares was granted for each year.

If the fair market value per share of our common stock on any semi-annual purchase date within a particular offering period is less than the fair market value per share on the start date of that offering period, then the participants in that offering period will automatically be transferred and enrolled in the next two-year offering period commencing after the purchase date.

Should we be acquired by merger or the sale of substantially all of our assets or more than 50% of our outstanding voting securities, then all outstanding purchase rights will automatically be exercised immediately prior to the effective date of the acquisition to the extent that participants do not opt out of such exercise prior to such date. The purchase price in effect for each participant will be equal to 85% of the market value per share on the start date of the offering period in which the participant is enrolled at the time the acquisition occurs or, if lower, 85% of the fair market value per share immediately prior to the acquisition.

The following provisions are also in effect under the plan:

•	The plan will terminate December 2013.

•	The board may at any time amend, suspend or discontinue the plan. However, certain amendments may require stockholder approval.

Deferred Compensation Plan

Introduction. The Deferred Compensation Plan became effective on January 1, 2004. The Deferred Compensation Plan is an unfunded non-qualified plan designed to permit designated non-employee directors and certain highly compensated employees of the company and its subsidiaries (each an “Employee”) to accumulate additional income for retirement. Among other things, the Deferred Compensation Plan permits participants to defer receipt of certain compensation, as well as certain income for stock option exercises. A committee appointed by the board of directors will administer the Deferred Compensation Plan.

Eligibility. Employees and non-employee directors designated as eligible to participate in the Deferred Compensation Plan may participate.

Elective Deferrals. Each participant may execute a deferral election form with respect to salary and bonus for any calendar year. For each plan year, a participant may elect to defer a minimum of $2,000 and a maximum of 50% of his or her annual base salary, and may elect to defer a minimum of $2,000 and a maximum of 100% of his or her annual bonus. If elected, 100% of director cash fees may be deferred. Such salary reduction agreement with respect to any year must be executed and delivered to the committee no later than the last day of the preceding calendar year. An individual selected to participate may commence participation upon the January 1, April 1, July 1 and October 1 immediately following the date he or she has completed all enrollment requirements. In addition, participants may defer the receipt of qualifying stock option gain upon the exercise of any eligible stock option. The participant must make a separate election with respect to such deferred gain in a prior plan year and at least six months before the date of exercise.

Matching and Discretionary Contributions. Each plan year, we may, but are not obligated to, make a matching contribution to any or all participants in an amount of 50% of the participant’s deferred annual base salary or annual bonus. In no event will such match exceed 10% of the participant’s annual base salary with respect to deferrals of base salary and 10% of annual bonus with respect to deferrals of the annual bonus. We may, but are not obligated to, make discretionary contributions to any or all participants’ accounts under the plan.

Accounts. A bookkeeping account and, if applicable, a stock option sub-account for stock option deferrals will be maintained for each participant for the purpose of recording the current value of his or her contributions, and earnings credited. The account is for bookkeeping purposes only, and we are under no obligation to segregate any assets to provide for the Deferred Compensation Plan’s liabilities. Participants may designate one or more investments permitted by the administrator as the measure of investment return on a participant’s account. Such selection is for bookkeeping purposes only, and we are under no obligation to actually invest any money in such measuring instrument. Each participant’s account is adjusted on a basis determined by the committee appointed to administer the plan to reflect earnings and losses on the participant’s designated measuring investments. If a participant does not designate one or more investments as the measure of the investment return on the participant’s account, then such participant’s account will be credited with interest at a rate determined by the administrator.

Distributions. Amounts credited to a participant’s account will be distributed as soon as practicable after the earlier of the participant’s termination of employment, early retirement allotment of age 55 with 10 years of service or attainment of age 65. The distribution of benefits to the participant upon retirement will be made in accordance with the participant’s election, to be paid in a lump sum or in annual installments over a period not to exceed 15 years. Such distribution period must be elected on an election form at least three years before the participant retires. Upon a termination of employment prior to a participant’s retirement, the participant shall receive a termination benefit equal to the participant’s account balance, and such benefit will be paid in a lump sum no later than 60 days from such termination.

Amendment and Termination. The employer has the right to refuse to allow a participant to make additional income deferrals under the Deferred Compensation Plan at any time. The Deferred Compensation Plan may be amended or terminated in whole or in part at any time by the employer in its sole discretion.

Supplemental Executive Retirement Plan

Introduction. The Supplemental Executive Retirement Plan, or SERP, became effective on January 1, 2004. The SERP is an unfunded non-qualified plan that is designed to provide certain designated management and highly compensated employees of the company and its subsidiaries with additional income for retirement. A committee appointed by the board of directors will administer the SERP.

Eligibility and Enrollment. Management and highly compensated employees who are at least 21 years of age and have completed 90 days of continuous employment may be designated by the plan administrator to participate in the SERP. Each participant must complete, execute and deliver to the plan administrator a plan agreement and beneficiary designation form.

Vesting. Generally, a participant’s SERP benefit vests in 20% increments after five years of service (i.e., the participant becomes 100% vested after nine years of service). Upon a change of control of the company a participant will become full vested in his or her SERP benefit.

Benefits. A participant will be due a benefit upon early or normal retirement, disability, death or other termination of employment. The ordinary benefit is a benefit equal to the product of .015, the number of years of service (as defined for purposes of the SERP) and the participant’s final average compensation (generally the highest five consecutive year average compensation during the prior 10 years) reduced by certain amounts paid under the Deferred Compensation Plan and payable in equal installments over 15 years commencing at normal retirement (age 65). If an ordinary benefit commences prior to normal retirement, the participant will receive the actuarial equivalent of his or her vested benefit at normal retirement, generally paid out over 15 years. The benefit for the chairman of our board of directors as of June 30, 2004 is $232,448 payable annually over 20 years commencing upon retirement. If the participant dies before receiving all of his or her vested SERP benefit then his or her beneficiary shall receive the remaining scheduled annual installments of the SERP benefit in a lump sum payment after the participant’s death. If the participant dies prior to his or her termination of employment and prior to receiving any portion of his or her SERP benefit then the participant’s beneficiary shall receive a pre-retirement survivor benefit of 100% of the participant’s compensation for one year and 50% of such compensation for the following four years. Notwithstanding the foregoing, if a participant is terminated for cause, or if a termination for cause is determined to have existed after a participant’s termination of employment for any reason, then the plan administrator may determine that no benefits will be paid to or continue to be paid to a participant or his or her beneficiary.

Amendment and Termination. The employer reserves the right to amend, in whole or in part, or terminate the SERP at any time in its sole discretion.

REPORT OF THE COMPENSATION COMMITTEE

The compensation committee is composed of two members of our board of directors, each of whom satisfies the definition of independent director as established in the Nasdaq Stock Market qualification requirements, is a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act and is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The compensation committee receives and approves each of the elements of the executive compensation program of our company and continually assesses the effectiveness and competitiveness of the program. In addition, the compensation committee administers our stock incentive program and other key provisions of the executive compensation program and generally reviews with our board of directors all aspects of the compensation structure for our company’s executives. Set forth below in full is the report of the compensation committee regarding compensation paid by us to our executive officers during the fiscal year ended June 30, 2004.

Compensation Philosophy

Our philosophy in establishing our compensation policy for our executive officers and other employees is to create a structure designed to attract and retain highly skilled individuals by establishing salaries, benefits, and incentive compensation which compare favorably with those for similar positions in other e-commerce companies. Compensation for our executive officers consists of a base salary and potential incentive cash bonuses based on our overall performance and individual contribution to our financial success, as well as potential incentive compensation through stock options and stock ownership. The philosophy of our compensation program is to employ, retain and reward executives capable of leading us in achieving our business objectives.

Elements of the Executive Compensation Program

Base Salary. As a general matter, the base salary for each executive officer is initially established through negotiation at the time the officer is hired, taking into account such officer’s qualifications, experience, prior salary and competitive salary information. We have entered into employment agreements or employment offer letters with each of our executive officers setting forth their initial base salaries. Year-to-year adjustments to each executive officer’s base salary are determined by an assessment of her or his sustained performance against her or his individual job responsibilities including, where appropriate, the impact of such performance on our company’s business results, current salary in relation to the salary range designated for the job, experience and potential for advancement.

Annual Incentive Bonuses. Our employment agreements with our executive officers other than our chief executive officer generally set forth target bonus amounts, subject to the achievement of strategic goals, operating results and performance milestones as determined by the compensation committee. Payments under our annual performance incentive bonus plan are based on achieving established corporate goals, which include goals related to annual net sales, profit margins and overall profitability. Use of corporate goals establishes a direct link between the executive’s pay and our financial success.

Long-Term Incentives. We provide our executive officers with long-term incentive compensation through grants of stock options, restricted stock and/or stock bonuses under our 2003 Stock Incentive Plan and its predecessor plans. Our board of directors believes that these grant programs provide our executive officers with the opportunity to purchase and maintain an equity interest in our company and to share in the appreciation of the value of our common stock. Our board of directors believes that these grants directly motivate an executive to maximize long-term stockholder value. The grants also utilize vesting periods (generally four years) that encourage key executives to continue in our employ. The compensation committee and our board of directors, as appropriate, considers each grant subjectively, considering factors such as the individual performance of the executive officer and the anticipated contribution of the executive officer to the attainment of our long-term strategic performance goals. Long-term incentives granted in prior years are also taken into consideration. The compensation committee has delegated authority to a separate committee to grant options and other awards under our 2003 Stock Incentive Plan to our employees who are not executive officers.

We have also established an employee stock purchase plan both to encourage employees, including our executive officers, to continue in our employ and to motivate employees through an ownership interest in our common stock. Under the employee stock purchase plan, a participant, including executive officers, may contribute up to 10% of his or her total earnings through payroll deductions, and the accumulated deductions will be applied to the purchase of shares on each semi-annual purchase date. The purchase price per share will be equal to 85% of the fair market value per share on the start date of the offering period in which the participant is enrolled or, if lower, 85% of the fair market value per share on the semi-annual purchase date.

CEO Compensation

William Strauss’ base salary was initially established pursuant to his amended and restated employment agreement and subsequently increased by action of the compensation committee. The compensation committee believes that the total compensation of our chief executive officer is largely based upon the same policies and criteria used for other executive officers at comparable companies. Each year the compensation committee reviews the chief executive officer’s compensation arrangement, the individual performance for the fiscal year under review, as well as our company’s performance. Mr. Strauss’ employment agreement, as amended, permits the board of directors to determine Mr. Strauss’ annual performance bonus at its sole discretion, or at the discretion of its delegated committee, based upon our financial performance and the achievement of personal objectives. As with other executive officers, Mr. Strauss’ total compensation was based on our accomplishments of our corporate goals and his contribution thereto. In light of the achievement of strategic, operational and financial goals in excess of our internal projections and the successful completion of our initial public offering and our subsequent secondary public offering, Mr. Strauss’ earned a bonus of $300,000 for the fiscal year ended June 30, 2004. In addition, during the fiscal year ended June 30, 2004, Mr. Strauss was granted options under our 1999 plan to purchase 82,298 shares of our common stock at $15.00 per share. The compensation committee believes Mr. Strauss’ compensation, including salary and bonus, is at a level competitive with chief executive officer salaries within the e-commerce industry.

Section 162(m) Compliance

The compensation committee and our board of directors have considered the potential future effects of Section 162(m) of the Code on the compensation paid to our executive officers. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year for any of the executive officers named in the proxy statement, unless compensation is performance based. We have adopted a policy that, where reasonably practicable, we will seek to qualify the variable compensation paid to our executive officers for an exemption from the deductibility limitations of Section 162(m).

In approving the amount and form of compensation for our executive officers, the compensation committee will continue to consider all elements of the cost to our company of providing such compensation, including the potential impact of Section 162(m).

Conclusion

Through the programs described above, a significant portion of our compensation program and realization of its benefits is contingent on both our company and individual performance.

This report of the compensation committee shall is not “soliciting material,” is not deemed “filed” with the SEC and shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or the Securities Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

The foregoing report has been furnished by the compensation committee.

COMPENSATION COMMITTEE
David E. R. Dangoor, Chair
Peter J. McLaughlin

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

As of June 30, 2004, the compensation committee consisted of David E. R. Dangoor and Peter J. McLaughlin. No interlocking relationship exists between any member of the compensation committee and any member of any other company’s board of directors or compensation committee.

STOCK OWNERSHIP

Who are our principal stockholders, and how much stock does management own?

The following table sets forth the beneficial ownership of our common stock as of August 31, 2004 by:

•	each person, or group of affiliated persons, who we know owns beneficially 5% or more of our common stock;

•	each of our directors;

•	each of our named executive officers listed in this proxy statement in the table under the heading “Compensation of Executive Officers – Summary Compensation Table;” and

•	all of our directors and executive officers as a group.

Except as indicated in the footnotes to this table and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. Beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC. The table below includes the number of shares underlying options or warrants which are exercisable within 60 days from August 31, 2004. The address for those individuals for which an address is not otherwise indicated is: c/o Provide Commerce, Inc., 5005 Wateridge Vista Drive, San Diego, California 92121.

A total of 11,863,564 shares of our common stock were issued and outstanding as of August 31, 2004.

	Shares Beneficially Owned
Beneficial Owner	Number of Shares Outstanding	Number of Shares Underlying Options or Warrants	Percent
Five Percent Stockholders:
Internet Floral Concepts, L.P.(1)	3,610,693	312,674	32.2%
JPS International LLC(1)	3,610,693	312,674	32.2
Jared Schutz Polis(1)	3,610,693	312,674	32.2
Stephen Schutz(2)	338,967	163,918	4.2
Stephen Schutz and Susan Schutz Trust(3)	338,967	163,918	4.2

Executive Officers and Directors:
William Strauss	—	841,368	6.6
Abraham Wynperle	231,266	196,382	3.5
Kenneth Constable	—	98,758	*
Kevin Hall	—	82,297	*
Jonathan Sills	—	90,526	*
Joel T. Citron(1)	3,619,069	503,729	33.3
David E. R. Dangoor	—	10,000	*
Joseph P. Kennedy	—	51,147	*
Arthur B. Laffer, Ph.D.(1)(3)	3,738,212	455,982	34.0
Peter J. McLaughlin	—	10,000	*
James M. Myers	2,000	10,000	*
Jordanna Schutz(4)	143,549	10,000	1.3
Marilyn R. Seymann	—	—	*
All directors and executive officers as a group (16 persons)(5)	4,133,403	2,174,500	44.9

*	Indicates beneficial ownership of less than 1% of the total outstanding common stock.
(1)	Includes (a) 102,542 shares held by Mr. Polis, (b) 312,674 shares subject to warrants held by Mr. Polis exercisable at any time, (c) 60,947 shares held by Internet Floral Concepts, L.P. and (d) 3,447,204 shares held by JPS International, LLC.

•	Mr. Polis is the sole owner and managing member of JPS International, LLC which is a general partner of, and possesses investment power over, the shares of our capital stock held by Internet Floral Concepts, L.P.

•

Mr. Citron, our chairman of the board, is the president and chief executive officer and a member of the board of directors of Jovian Holdings, Inc., which is the investment advisory and decision making entity for our stockholders JPS International, LLC and Internet Floral Concepts, L.P. and for the shares of our capital stock held by Mr. Polis. Jovian Holdings, Inc. is a wholly owned subsidiary of JPS International, LLC. Mr. Polis, Dr. Stephen Schutz, one of our former directors, Dr. Laffer, one of our directors and a former member of our compensation committee, and Jordanna Schutz, a current director, each serve on the board of directors of Jovian Holdings, Inc. Mr. Citron has entered into an employment agreement with Jovian Holdings, Inc. under which, as consideration for Mr. Citron’s services as president and chief executive officer and for the appreciation in value of a portfolio of securities held by JPS International, LLC and its affiliates, Jovian Holdings, Inc. is obligated to pay him 6% of any distributions on or proceeds from the sale of shares of our capital stock held by JPS International, LLC, Internet Floral Concepts, L.P. or Mr. Polis above a predetermined valuation as well as 6% of the aggregate appreciation in the fair market value, if any, of such shares above the predetermined valuation. JPS International, LLC paid Mr. Citron a $750,000 fee upon completion of our initial public offering. Mr. Citron may be deemed to beneficially own the shares held by JPS International, LLC, Internet Floral Concepts, L.P.

and Mr. Polis as well as the shares subject to options held by Mr. Polis exercisable at any time. Mr. Citron disclaims beneficial ownership of the shares held by JPS International, LLC, Internet Floral Concepts, L.P. and Mr. Polis as well as the shares subject to options held by Mr. Polis exercisable at any time, except to the extent of his pecuniary interest in Jovian Holdings, Inc.

•	Dr. Laffer, a member of our board of directors, is also a member of the board of directors of Jovian Holdings, Inc. Dr. Laffer receives an annual cash retainer from Jovian Holdings, Inc. and may receive annual and one-time incentive payments associated with the performance of the Jovian Holdings’ portfolio, including the shares of our company held by Jovian Holdings.

(2)	Includes (a) 134,471 shares and 163,918 shares subject to a warrant exercisable at any time held by Stephen Schutz and Susan Schutz Trust, (b) 143,549 shares held by Fortuna Ventures, L.P., and (c) 60,947 shares held by Internet Floral Concepts, L.P. Dr. Schutz is an authorized signatory of the general partner of Fortuna Ventures, L.P. and a limited partner of Internet Floral Concepts, L.P. Dr. Schutz disclaims beneficial ownership of the shares held by Fortuna Ventures, L.P. and Internet Floral Concepts, L.P., except to the extent of his pecuniary interest in Fortuna Ventures, L.P. and Internet Floral Concepts, L.P.
(3)	Includes 3,291 shares held of record by Laffer Associates. Dr. Laffer is the chief executive officer of Laffer Advisors, Inc., a broker/dealer and registered member of the National Association of Securities Dealers, Inc. Dr. Laffer received the shares in his individual capacity; Laffer Advisors has no beneficial or other interest in the shares. Dr. Laffer purchased the securities referenced in this table in the ordinary course of business, and at the time of purchase of these securities, had no agreements or understandings, directly or indirectly, with any person to sell the securities. Dr. Laffer is entitled to request registration of the re-sale of these shares subject to the registration rights of the holders of common stock received upon the reclassification of our Series B preferred stock.
(4)	Includes 143,549 shares held of record by Fortuna Ventures, L.P.
(5)	Includes 2,174,500 shares subject to options and warrants exercisable at any time.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than the compensation agreements, indemnification agreements and other arrangements which are described as required under the heading “Management – How are the executive officers compensated?” and the transactions described below, since the beginning of fiscal 2004, there have not been, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeded or will exceed $60,000 and in which any director, executive officer, holder of 5% or more of any class of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

Dividends Paid on Preferred Stock

In August 2003, we paid cash dividends to our preferred stockholders in the aggregate amount of $1.5 million. The following table summarizes the approximate amount of the dividend payments, in excess of $60,000, that were made to our directors, executive officers and 5% stockholders and their affiliated entities:

Amount of Dividend Payment
JPS International LLC(1)(2)	$88,392
Internet Floral Concepts, L.P.(1)(2)	1,275,010

(1)    Jared Schutz Polis, our former corporate secretary and a former director, is the sole owner and managing member of JPS International LLC which is a general partner of Internet Floral Concepts, L.P. In addition, Mr. Polis received $36,366 individually.

(2)    Joel T. Citron, the chairman of our board of directors, is the president and chief executive officer and a member of the board of directors of Jovian Holdings, Inc., which is the investment advisory and decision making entity for our stockholders JPS International LLC and Internet Floral Concepts, L.P. and for the shares of our capital stock held by Mr. Polis. Jovian Holdings, Inc. is a wholly owned subsidiary of JPS International LLC. Mr. Polis, Dr. Stephen Schutz, one of our former directors, Dr. Laffer, one of our current directors and a former member of our compensation committee, and Jordanna Schutz, a current director, each serve on the board of directors of Jovian Holdings, Inc. Mr. Citron has entered into an employment agreement with Jovian Holdings, Inc. under which, as consideration for Mr. Citron’s services as president and chief executive officer and for the appreciation in value of a portfolio of securities held by JPS International LLC and its affiliates, Jovian Holdings, Inc. is obligated to pay him 6% of any distributions on or proceeds from the sale of shares of our capital stock held by JPS International LLC, Internet Floral Concepts, L.P. or Mr. Polis above a predetermined valuation as well as 6% of the aggregate appreciation in the fair market value, if any, of such shares above the predetermined valuation. Mr. Citron received $75,727 under this agreement in connection with the dividend payment and an additional $2,970 individually as a holder of shares of our Series B preferred stock. JPS International LLC paid Mr. Citron a $750,000 fee upon completion of our initial public offering.

Employment Agreements

In March 2004, we entered into an employment agreement with Blake T. Bilstad to serve as our general counsel and senior vice president. This agreement is not for a specified term and may be terminated by us or Mr. Bilstad at any time. Under this agreement, if Mr. Bilstad is terminated by us without cause, we are required to pay him his base salary for six months after the date of termination, provided he agrees to execute a general release of all claims against us.

In September 2004, we entered into the First Amendment to Employment Offer Letter with Rex Bosen, our vice president, finance and accounting, and corporate treasurer. We had entered into an employment agreement with Mr. Bosen in September 2002. This agreement is not for a specified term and may be terminated by us or Mr. Bosen at any time. The employment agreement, as amended, provides that if Mr. Bosen is terminated by us without cause, we are required to offer him a consulting position for a period of six months following the date of termination at the same rate as his base salary then in effect, provided he agrees to execute a general release of all claims against us.

We have also entered into employment agreements with each of Messrs. Strauss, Wynperle, Constable, Hall and Sills. Please see “Management – Do the named executive officers have employment contracts or change of control agreements?” for descriptions of these agreements.

For information on our arrangement with Mr. Citron, the chairman of our board of directors, and our other non-employee directors, please see “PROPOSAL 1 – ELECTION OF DIRECTORS – How are directors compensated?”

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and officers containing provisions that may require us to indemnify them against liabilities that may arise by reason of their status or service as directors or officers and to advance their expenses incurred as a result of any proceeding against them. However, we will not indemnify directors or officers with respect to liabilities arising from willful misconduct of a culpable nature.

ADDITIONAL INFORMATION

Performance Graph

The following graph compares the annual percentage change in our cumulative total stockholder return on our common stock during a period commencing on December 17, 2003, the date our shares began trading, and ending on June 30, 2004 (as measured by dividing (A) the difference between our share price at the end and the beginning of the measurement period by (B) our share price at the beginning of the measurement period) with the cumulative total return of the Nasdaq Stock Market (U.S. companies) Index (the “Nasdaq Market Index”) and the Bloomberg US Internet Index (the “BUSNET”) during such period.

The graph assumes that $100 was invested on December 17, 2003 in our common stock, the Nasdaq Market Index and the BUSNET and assumes reinvestment of any dividends. We have not paid any dividends on our common stock, and we do not include dividends in the representation of our performance. The stock price performance on the graph below does not necessarily indicate future price performance.

The above performance graph and related material is not “soliciting material,” is not deemed “filed” with the SEC and shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act, or the Securities Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

Compliance with Section 16(a) of the Exchange Act

Under Section 16(a) of the Securities Exchange Act of 1934, as amended, directors, officers and beneficial owners of 10% or more of our common stock are required to file with the SEC on a timely basis initial reports of beneficial ownership and reports of changes regarding their beneficial ownership of our common stock. Officers, directors and 10% beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended June 30, 2004, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% percent beneficial owners were complied with except for one Form 4 report filed late by each of Messrs. Dangoor, Kennedy, McLaughlin, Dr. Laffer and Ms. Schutz on January 29, 2004 to report stock options granted on December 16, 2003.

Annual Report

Our annual report for the fiscal year ended June 30, 2004 will be mailed to stockholders of record on or about October 14, 2004. Our annual report does not constitute, and should not be considered, a part of this proxy solicitation material.

A copy of our annual report will be furnished without charge upon receipt of a written request identifying the person so requesting a report as a stockholder of our company at our record date. Requests should be directed to Investor Relations, Provide Commerce, Inc., 5005 Wateridge Vista Drive, San Diego, California 92121.

“Householding” of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. This year, a number of brokers with account holders who are Provide Commerce stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker or direct your written request to Investor Relations, Provide Commerce, Inc., 5005 Wateridge Vista Drive, San Diego, California 92121, by email at ir@providecommerce.com or by telephone at (858) 729-2761. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER BUSINESS

Our board of directors does not know of any matter to be presented at our annual meeting which is not listed on the Notice of Annual Meeting and discussed above. If other matters should properly come before the meeting, however, the persons named in the accompanying Proxy will vote all Proxies in accordance with their best judgment.

All stockholders are urged to complete, sign, date and return the accompanying Proxy in the enclosed envelope.

BY ORDER OF THE BOARD OF DIRECTORS,

Blake T. Bilstad
Senior Vice President, General Counsel and Secretary

Dated: October 14, 2004

Annex A

AUDIT AND CORPORATE GOVERNANCE COMMITTEE CHARTER

of the Audit and Corporate Governance Committee

of Provide Commerce, Inc.

The Audit Role of the Audit and Corporate Governance Committee

The primary audit responsibility of the Audit and Corporate Governance Committee (the “Committee”) is to assist the Board of Directors (the “Board”) of Provide Commerce, Inc. (the “Company”) in fulfilling its audit oversight responsibilities by:

1. reviewing the financial information to be provided to the Company’s stockholders and others;

2. overseeing the Company’s audit and compliance processes and financial reporting functions;

3. monitoring and ensuring the adequacy and performance of the Company’s systems of internal accounting and financial controls;

4. appointing, engaging and monitoring the performance of the Company’s independent, outside auditors (the “Independent Auditors”) and the evaluation of the Independent Auditors’ qualifications and independence; and

5. monitoring the Company’s compliance with ethics and information security policies and legal and regulatory requirements, including the Company’s disclosure controls and procedures.

In so doing, it is the responsibility of the Committee to maintain free and open communication between the Committee, the Independent Auditors and management of the Company and to resolve any disagreements between management and the Independent Auditors regarding financial reporting.

The Committee’s mandate is one of oversight and its role in no way relieves the Company’s management of its responsibility for preparing the Company’s financial statements such that they accurately and fairly present the Company’s financial condition, nor does it relieve the Independent Auditors of their responsibility for auditing those financial statements and for reviewing the Company’s unaudited interim financial statements.

The Independent Auditors’ ultimate responsibility is to the Board and the Committee, as representatives of the stockholders. The Committee shall review the performance of the Independent Auditors and make reports and recommendations to the Board which are appropriate in its judgment.

The Corporate Governance Role of the Audit and Corporate Governance Committee

The primary corporate governance responsibility of the Committee is to assist the Board in fulfilling its corporate governance oversight responsibilities by:

1. considering matters of corporate governance and formulating and recommending governance standards to the Board;

2. considering questions of possible conflicts of interest of Board members, senior executives and other related parties;

3. reviewing the functions, performance and succession plans of senior officers as related to corporate governance, and making recommendations to the Board with respect to the individuals to perform various corporate governance functions; and

4. monitoring and recommending the functions, members, qualifications and compensation of the various committees of the Board.

Authority

The Committee may call on such resources as necessary to fulfill its responsibilities, including but not limited to Independent Auditors, management and consultants. In particular, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company, and it is authorized to retain, at the expense of the Company, independent legal, accounting or such other advisors as it may deem necessary or advisable to carry out its duties.

The Committee will primarily fulfill its responsibilities by carrying out the activities enumerated under “Duties of the Audit and Corporate Governance Committee.”

Audit and Corporate Governance Committee Composition

The Committee shall be comprised of at least three (3) members of the Board, and each member of the Committee shall meet the independence and experience requirements of Nasdaq, the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission (the “SEC”). All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall be a “financial expert” as defined by the SEC. The Board shall appoint and remove the members of the Committee and its Chairman.

Frequency of Meetings

The Committee’s regular meetings ordinarily coincide with the regular meetings of the Board, but the Committee shall set the time and place of its regular meetings as it deems appropriate. The Committee shall hold special meetings as needed to fulfill its duties. Special meetings may be called by any member of the Committee, by the Board or by the Chairman of the Board. The business of the Committee may be conducted at such regular or special meetings, or by unanimous written consent. The Committee shall meet periodically with management and the Independent Auditors in separate executive sessions. The Committee may request any officer or employee of the Company, the Company’s outside counsel or its Independent Auditor to attend any meeting of the Committee or to meet with any members of, or consultants to, the Committee. Reasonable notice of the time and place of all meetings shall be given to the Committee members in writing by fax, email, regular mail or courier effective upon receipt, but in no event less than 48 hours prior to the meeting. Notice may be waived at the relevant meeting, or at any time in writing. Meetings may be held in person or by telephonic or video conference.

Duties of the Audit and Corporate Governance Committee

The Committee, in carrying out its responsibilities, believes its policies and procedures should remain flexible in order to best react to changing conditions and circumstances. The following shall be the principal duties and responsibilities of the Committee:

1. The Committee shall review this Charter at least annually and recommend any changes to the Board for approval.

2. The Committee shall review with management and the Independent Auditors the financial information to be included in the Company’s Annual Report on SEC Form 10-K, including management’s discussion and analysis, and (a) the Independent Auditors’ judgment about the quality, not just the acceptability, of the accounting principles used in the preparation of the financial statements, (b) any changes in the accounting policies or principles applied by the Company, (c) all critical accounting policies and practices used and all alternative treatments of financial information within accounting principles generally accepted in the United States that have been discussed with management, the ramifications of using such alternative treatments, and the treatment preferred by the Independent Auditors, (d) any material correcting adjustments that have been identified by the Independent Auditors, and any material unadjusted differences, (e) any major issues as to the adequacy of the Company’s internal controls, and (f) any special steps taken in light of material control deficiencies. The Committee shall also discuss the results of the annual audit and any other matters required to be communicated to the Committee by the Independent Auditors under generally accepted auditing standards, applicable law or listing standards, including matters required to be discussed by Statement of Auditing Standards No. 61, as amended by Statement of Auditing Standards No. 90. Based on such review and discussion, the Committee shall make a determination whether to recommend to the Board that the audited financial statements should be included in the Company’s Annual Report to Stockholders.

3. The Committee shall review and discuss with management and the Independent Auditors the quarterly financial information to be included in the Company’s quarterly reports on Form 10-Q, including the disclosures under management’s discussion and analysis. The Independent Auditors shall report to the Committee on all critical accounting policies and practices used and all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, the ramifications of using such alternative treatments, and the treatment preferred by the Independent Auditors. The Independent Auditors shall also discuss any other matters required to be communicated to the Committee by the Independent Auditors under generally accepted auditing standards, applicable law or listing standards. The Chairman of the Committee shall review the Company’s earnings releases and the types of financial information and earnings guidance periodically presented to analysts and rating agencies to the extent required by law or listing standards. The Committee shall also discuss the results of the Independent Auditors’ review of the Company’s quarterly financial information conducted in accordance with Statement of Auditing Standards No. 100.

4. The Committee shall review with management and the Independent Auditors the quality and adequacy of, and compliance with, the Company’s internal controls.

5. The Committee shall review with the Company’s chief executive officer and chief financial officer, or, if no such officer, the individual performing such function, and other Company officers as necessary, the Company’s disclosure controls and procedures and shall review periodically, but not less frequently than quarterly, management’s conclusions about the efficacy of such disclosure controls and procedures, including any deficiencies in, or material non-compliance with, such controls and procedures.

6. The Committee shall be solely responsible for the appointment of the Independent Auditors and, where appropriate, for their termination and replacement (subject to stockholder ratification). The Committee shall also be responsible for the oversight of the work performed by the Independent Auditors, and for resolution of any disagreements between management and the Independent Auditors regarding financial reporting. The Independent Auditors shall report directly to the Committee. The Committee shall pre-approve all audit services and permitted non-audit services to be performed for the Company by its Independent Auditors. The Committee shall also be solely responsible for approving the fees to be paid to the Independent Auditors for their services. The Committee may delegate authority to one or more members of the Committee to pre-approve audit and permitted non-audit services (including pre-approval of fees), provided that the approvals granted by such persons are reviewed with the full Committee at its next scheduled meeting. The Independent Auditors shall not be engaged to perform any non-audit services proscribed by law, listing standards or SEC regulations. In addition, the Committee shall set clear hiring policies for employees or former employees of the Independent that meet the SEC regulations and stock exchange listing standards.

7. On not less than an annual basis, the Committee shall obtain and review a formal written statement of independence from the Independent Auditors which describes at least (a) the qualifications of all partners and key managers involved in the Company’s audit; and (b) all relationships between the such Independent Auditors and the Company relevant to applicable independence standards. The Committee shall discuss such report with the Independent Auditors and take such action as it may deem necessary to satisfy itself that the Independent Auditors are independent.

8. The Committee shall evaluate the performance of the Independent Auditors annually. In doing so, the Committee shall consult with management and shall obtain and review a report from the Independent

Auditors describing: (a) all relationships between the Independent Auditors and the Company, (b) the internal quality control procedures of the Independent Auditors, and (c) any material issues raised by the most recent peer review of the Independent Auditors.

9. The Committee shall discuss with the Independent Auditors the overall scope and plans for its audits, including the adequacy of staffing and other factors that may affect the effectiveness and timeliness of such audits. In this connection, the Committee shall discuss with management and the Independent Auditors the Company’s major risk exposures (whether financial, operating or otherwise), the adequacy and effectiveness of the Company’s accounting, financial, and disclosure controls, and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies. The Committee shall review with management and the Independent Auditors management’s annual internal control report, and the attestation of such report by the Independent Auditors. Management shall report promptly to the Committee regarding any significant deficiencies in the design or operation of the Company’s internal controls, material weaknesses in internal controls and any fraud (regardless of materiality) involving persons having a significant role in the internal controls, as well as any significant changes in internal controls implemented by management during the most recent reporting period of the Company.

10. Following completion of the annual audit, the Committee shall review separately with each of (a) the Independent Auditors and (b) the Company’s financial staff, including its chief financial officer, any significant issues encountered during the course of the audit, the Company’s internal processes and controls and compliance therewith and any management letter provided by the auditors and the Company’s response to that letter.

11. The Committee shall review periodically with management and the Independent Auditors the effect of new or proposed regulatory and accounting initiatives, as well as off-balance sheet structures, on the Company’s financial statements and other public disclosures.

12. The Committee shall produce the report required to be included in the Company’s annual proxy statement, all in accordance with applicable rules and regulations.

13. The Committee shall approve guidelines for the Company’s hiring of former employees of the Independent Auditors, which shall meet the requirements of applicable law and listing standards.

14. The Committee shall establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

15. The Committee shall review and approve (a) all of the Company’s transactions in which any of the following have a direct or indirect material interest: (i) directors, nominees for director or executive officers, (ii) any member of the immediate family of any such persons and (iii) any person or entity known to hold of record or beneficially more than five percent (5%) of any class of the Company’s securities, and (b) any other related party transactions involving the Company or any of its subsidiaries.

16. The Committee shall periodically review with management and the Independent Auditors any correspondence with, or action by, regulators or government agencies and any employee complaints or published reports that raise concerns regarding the Company’s financial statements, accounting or auditing matters or compliance with the Company’s business ethics and information security policies. The Committee shall also meet periodically and separately with the Company’s general counsel and other appropriate legal staff of the Company to review material legal matters and compliance with applicable laws and listing standards.

17. The Committee shall recommend corporate governance and related matters for consideration by the Board, and formulate and recommend corporate governance standards to the Board.

18. The Committee shall monitor and recommend the (a) functions of the various committees of the Board and (b) members of the various committees of the Board. The Committee shall also consider, and review periodically, director qualification standards. The Committee shall advise on changes in Board compensation and establish director retirement policies.

19. The Committee shall make recommendations on the structure of Board meetings.

20. The Committee shall review, periodically, the Company’s need for a shareholder rights plan.

21. The Committee shall review (a) the functions, as they relate to corporate governance, of the senior officers of the Company and (b) the outside activities of such senior officers.

22. The Committee shall review periodically with the Chairman and the Chief Executive Officer (a) the job performance, as related to corporate governance, of corporate officers and other senior executives and (b) the Company succession plans relating to positions held by corporate officers and other senior executives from a corporate governance perspective, and make recommendations to the Board with respect to the selection of individuals to perform various corporate governance functions.

23. The Committee shall be responsible for evaluating the Committee’s performance no less frequently than annually and shall prepare an annual performance evaluation of itself for the Board.

24. The Committee may delegate any of its responsibilities to one or more members of the Committee.

25. The Committee shall also carry out such other duties as may be delegated to it by the Board from time to time.

Reports

The Committee shall periodically report to the Board on its actions and findings. The Committee shall be responsible for the preparation of any reports required by law or requested by the Board.

Minutes

The Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board.

Annex B

NOMINATING COMMITTEE CHARTER

of the Nominating Committee

of Provide Commerce, Inc.

Purpose

The purpose of the Nominating Committee (the “Committee”) of the Board of Directors (the “Board”) of Provide Commerce, Inc., a Delaware corporation (the “Company”), shall be to seek and recommend to the Board nomination of qualified candidates for election to the Board at the Company’s Annual Meeting of Stockholders. In addition, the Committee will seek qualified candidates to fill vacancies on the Board, subject to appointment by the Board of Directors with direct input from the chairman of the Board and the Company’s chief executive officer.

Nomination/Appointment Policy

The Committee believes that it is in the best interests of the Company and its stockholders to obtain highly-qualified candidates to serve as members of the Board. The Committee will seek candidates for nomination and appointment that are independent with excellent decision-making ability, business experience, industry background, personal integrity and reputation.

Membership

The Committee will consist of a minimum of two (2) members appointed by the Board, each of which are, in the business judgement of the Board, “independent” under the Sarbanes-Oxley Act of 2002, its related rules and regulations and the listing standards of the Nasdaq National Market. The members of the Committee will be appointed by and serve at the discretion of the Board. The chairman will be designated by the Board.

Meetings

Meetings of the Committee will be held at least once annually to evaluate and make recommendations to the Board of qualified candidates to be nominated by the Board for election to the Board at the Annual Meeting of Stockholders. Other meetings of the Committee will be held, from time to time, as the members of the Committee or the Board determine are necessary in response to the needs of the Board.

Reports

The Committee will provide written reports to the Board regarding the Committee nominations for election or appointment to the Board.

Minutes

The Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board.

B-1

DETACH HERE

PROXY

PROVIDE COMMERCE, INC.

Proxy Solicited on Behalf of the Board of Directors

for the Annual Meeting of Stockholders to be held on November 18, 2004

The undersigned hereby constitutes and appoints William Strauss and Blake Bilstad, and each of them, as the undersigned’s true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of PROVIDE COMMERCE, INC. to be held at the office of the company and at any postponements, continuations and adjournments thereof, on all matters coming before said meeting.

You are encouraged to specify your choices by marking the appropriate boxes. SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies cannot vote your shares unless you sign and return this card.

PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENTS?

PROVIDE COMMERCE, INC.

C/O EQUISERVE TRUST COMPANY, N.A.

P.O. BOX 8694

EDISON, NJ 08818-8694

Your vote is important. Please vote immediately.

Vote-by-Internet Log on to the Internet and go to http://www.eproxyvote.com/prvd	OR	Vote-by-Telephone Call toll-free 1-877-PRX-VOTE (1-877-779-8693)

If you vote over the Internet or by telephone, please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

☒	Please mark votes as in this example.	3782

The Board of Directors recommends a vote “FOR” the election of the nominees in Proposal 1 and “FOR” Proposal 2 listed below.

PROVIDE COMMERCE, INC.

1.	To elect nine directors of Provide Commerce. Nominees:

(01) Joel T. Citron, (02) David E.R. Dangoor, (03) Joseph P. Kennedy, (04) Arthur B. Laffer, (05) Peter J. McLaughlin, (06) James M. Myers, (07) Jordanna Schutz, (08) Marilyn R. Seymann, (09) William Strauss

FOR ALL NOMINEES	☐	☐	WITHHELD FROM ALL NOMINEES

☐

            For all nominee(s) except as written above

	FOR	AGAINST	ABSTAIN
2. To ratify the appointment of Ernst & Young LLP as Provide Commerce’s Independent registered public accounting firm for the fiscal year ending June 30, 2005.	☐	☐	☐

Mark box at right if you plan to attend the Annual Meeting.	☐

Mark box at right if an address change or comment has been noted on the reverse side of this card.	☐

Please sign this proxy exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please give full title as such.

Signature:                                                  Date:                     Signature:                                          Date: